As filed with the Securities and Exchange Commission on June 30, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Emmis Communications Corporation
(Exact name of Registrant as specified in its charter)

Indiana	4832	35-1542018
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
(317) 266-0100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
J. Scott Enright, Esq.
One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
(317) 266-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered	Per Share	Offering Price(1)	Fee(2)

Floating Rate Senior Notes Due 2012	$350,000,000	100%	$350,000,000	$41,195

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2005
PROSPECTUS
Emmis Communications Corporation
Exchange Offer for $350,000,000
Floating Rate Senior Notes due 2012
The Notes

•	We are offering to exchange $350,000,000 of our outstanding Floating Rate Senior Notes due 2012, which were issued on June 21, 2005 and which we refer to as the initial notes, for a like aggregate amount of our registered Floating Rate Senior Notes due 2012, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of June 21, 2005.

•	The exchange notes will mature on June 15, 2012. The exchange notes will initially bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 5 7/8%. The applicable margin to LIBOR will increase by 0.5% on each of June 15, 2006, December 15, 2006 and June 15, 2007. We will pay interest on the exchange notes on March 15, June 15, September 15 and December 15, beginning on September 15, 2005.

•	The exchange notes will be our unsecured, senior obligations. They will rank equally with all of Emmis Communications Corporation’s other existing and future senior debt and senior in right of payment to its existing and future subordinated indebtedness. The exchange notes will be effectively subordinated to any secured debt and to any indebtedness of our subsidiaries (including our credit facility and the outstanding 6 7/8% senior subordinated notes due 2012 of Emmis Operating Company).
Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of the initial notes that are validly tendered and not withdrawn for new notes, which we refer to as the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.
       Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 16.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

Page

Market and Industry Data	i
Incorporation of Documents by Reference	i
Prospectus Summary	1
Summary of the Exchange Offer	6
Risk Factors	16
Cautionary Statement Regarding Forward-Looking Statements	29
Use of Proceeds	31
Capitalization	32
Description of Other Indebtedness	36
The Exchange Offer	39
Description of Notes	47
Certain U.S. Federal Income Tax Considerations	84
Plan of Distribution	89
Legal Matters	90
Experts	90
Where You Can Find More Information	90
Indenture
Exchange and Registration Rights Agreement
Opinion
Opinion
Opinion
Statement of Computation of Ratios of Earnings
Consent
Form T-1 Statement of Eligibility
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
MARKET AND INDUSTRY DATA
      This prospectus contains estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe these estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth herein, and estimates and beliefs based on such data, may not be reliable.
INCORPORATION OF DOCUMENTS BY REFERENCE
      This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission, which we refer to as the Commission, will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference. We incorporate by reference the documents listed below and any other filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of this exchange offer:

•	our annual report on Form 10-K for the year ended February 28, 2005;

•	our current report on Form 8-K filed with the Commission on May 16, 2005;

•	our current report on Form 8-K filed with the Commission on June 2, 2005;

•	our current report on Form 8-K filed with the Commission on June 6, 2005;

i

•	our current report on Form 8-K filed with the Commission on June 17, 2005; and

•	our current report on Form 8-K filed with the Commission on June 22, 2005.
      You may request a copy of these filings at no cost, by writing or telephoning us at: Investor Relations, Emmis Communications Corporation, One Emmis Plaza, 7th Floor, 40 Monument Circle, Indianapolis, Indiana 46204, Telephone: (317) 266-0100. To obtain timely delivery of any copies of filings requested, please write or telephone no later than five days prior to the termination of this exchange offer.
      Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).
      You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

ii

PROSPECTUS SUMMARY
      In this prospectus, Emmis Communications Corporation and its subsidiaries are referred to collectively as “we,” “us,” “our company” or “Emmis,” unless it is clear from the context that we mean only Emmis, the parent company, or the meaning is otherwise clear from the context. The term “initial notes” refers to the Floating Rate Senior Notes due 2012 that were issued on June 21, 2005 in a private offering. The term “exchange notes” refers to the Floating Rate Senior Notes due 2012 offered with this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively. The following summary highlights basic information about Emmis and this offering. It may not contain all of the information that is important to you. For a more comprehensive understanding of our company and the offering, you should read this entire document, including “Risk Factors,” and the documents incorporated by reference. Certain statements in this “Prospectus Summary” are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.” Unless otherwise indicated, all historical and pro forma financial information in this prospectus is for Emmis and its subsidiaries.
Our Company
      We are a diversified media company with radio broadcasting, television broadcasting and magazine publishing operations. We operate the eighth largest publicly traded radio portfolio in the United States based on total listeners in 2004. We own and operate seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago. Additionally, we own and operate sixteen FM and two AM radio stations with strong positions in Phoenix, St. Louis, Austin (we have a 50.1% controlling interest in our radio stations located there), Indianapolis and Terre Haute, IN. We also own and operate a leading portfolio of television stations covering geographically diverse mid-sized markets in the U.S., as well as the large markets of Portland and Orlando. The sixteen television stations we own and operate have a variety of network affiliations: five with CBS, five with FOX, three with NBC, one with ABC and two with WB.
      Our operational focus is on maintaining our leadership position in broadcasting by continuing to enhance the operating performance of our broadcast properties. We also are regularly looking to acquire underdeveloped properties that offer the potential for significant improvements through the application of our operational expertise. We have created top performing radio stations that rank, in terms of primary demographic target audience share, among the top ten stations in the New York, Los Angeles and Chicago radio markets according to the Fall 2004 Arbitron Survey. We believe that this strong large-market radio presence and our diversity of station formats make us attractive to a broad base of radio advertisers and reduces our dependence on any one economic sector or specific advertiser. We seek to be the largest local television presence in our television markets by combining network-affiliated programming with leading local news. We have created television stations with a strong local “brand” within the station’s market, allowing viewers and advertisers to identify with the station as we build the station’s franchise value. We have generally improved the profitability of our television stations since our acquisition of them by applying the focused research and marketing techniques we utilize successfully in our radio operations and by concentrating our sales efforts locally.
      In addition to our domestic radio and TV broadcasting properties, we operate a news information radio network in Indiana, publish Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Tu Ciudad, and Country Sampler and related magazines, and operate an international radio business and a regional book publisher. Internationally, we operate nine FM radio stations in the Flanders region of Belgium and have a 59.5% interest in a national top-ranked radio station in Hungary. Subsequent to year end, we purchased a radio network in Slovakia. We also engage in various businesses ancillary to our broadcasting business, such as consulting and broadcast tower leasing.
Strategic Alternatives for Our Television Assets
      On Tuesday, May 10, 2005, we announced that we are currently evaluating strategic alternatives for our television assets. This process could result in a decision to sell all or a portion of our television assets. Our decision to explore strategic alternatives for our television assets comes from our ongoing dedication to lowering our debt and putting us in a better position to operate and grow our radio, publishing and other media businesses. There can be no assurance that we can or will sell our television assets at prices that are favorable or at all. See “Risk Factors — Our pursuit of strategic alternatives for our television assets may not be successful and the outcome of this process is uncertain.”
Our Station Portfolio
      The following tables set forth selected recent information about our radio and television station portfolios.
Radio Portfolio
      In the following table, “Market Rank by Revenue” is the ranking of the market revenue size of the principal radio market served by the station among all radio markets in the United States. Market revenue and ranking figures are from BIA’s Investing in Radio 2005 (1st Edition). “Ranking in Primary Demographic Target” is the ranking of the station among all radio stations in its market based on the Fall 2004 Arbitron Survey. A “t” indicates the station tied with another station for the stated ranking. “Station Audience Share” represents a percentage generally computed by dividing the average number of persons over age 12 listening to a particular station during specified time periods by the average number of such persons for all stations in the market area as determined by Arbitron.

				Ranking In
	Market		Primary	Primary		Station
Station and	Rank by		Demographic	Demographic		Audience
Market	Revenue	Format	Target Ages	Target		Share

Los Angeles, CA	1
KPWR-FM		Hip-Hop/R&B	18-34	1		4.9
KZLA-FM		Country	25-54	21		1.8
New York, NY	2
WQHT-FM		Hip-Hop	18-34	1		4.7
WRKS-FM		Classic Soul/Today’s R&B	25-54	3		4.3
WQCD-FM		Smooth Jazz	25-54	6		3.4
Chicago, IL	3
WKQX-FM		Alternative Rock	18-34	6		2.0
WLUP-FM		Classic Rock	25-54	10	t	2.3
Phoenix, AZ	14
KKFR-FM		Rythmic CHR	18-34	2		4.5
St. Louis, MO	21
KPNT-FM		Alternative Rock	18-34	1		3.4
KIHT-FM		Classic Hits	25-54	7		3.8
KSHE-FM		Album Oriented Rock	25-54	4		4.3
WRDA-FM		New Standards	25-54	21		1.5
KFTK-FM		Talk	25-54	8		3.4
Indianapolis, IN	32
WIBC-AM		News/Talk/Sports	35-64	5		7.0
WNOU-FM		CHR	18-34	5		4.2
WYXB-FM		Soft Adult Contemporary	25-54	5		4.4
WLHK-FM		Country(1)	25-54	16		1.8
Austin, TX	37
KDHT-FM		Rythmic CHR	18-34	1		7.4
KLBJ-AM		News/Talk	25-54	2		7.2
KLBJ-FM		Album Oriented Rock	25-54	14		2.2
KGSR-FM		Adult Alternative	25-54	10		2.6

				Ranking In
	Market		Primary	Primary	Station
Station and	Rank by		Demographic	Demographic	Audience
Market	Revenue	Format	Target Ages	Target	Share

KROX-FM		Alternative Rock	18-34	4	3.5
KBPA-FM		Hot Adult Contemporary	25-54	1	6.3
Terre Haute, IN	232
WTHI-FM		Country	25-54	1	22.0
WWVR-FM		Classic Rock	25-54	2	11.4

(1)	We switched to the country format in March 2005, after the Fall 2004 Arbitron Survey.
      In addition to our other domestic radio broadcasting operations, we own and operate Network Indiana, a radio network that provides news and other programming to nearly 70 affiliated radio stations in Indiana. Internationally, we operate nine FM radio stations in the Flanders region of Belgium and have a 59.5% interest in a national top-ranked radio station in Hungary. Subsequent to year end, we purchased a radio network in Slovakia. We also engage in various businesses ancillary to our broadcasting business, such as consulting and broadcast tower leasing.
Television Portfolio
      In the following table, “DMA Rank” is estimated by the A.C. Nielsen Company (“Nielsen”) as of January 2005. Rankings are based on the relative size of a station’s market among the 210 generally recognized Designated Market Areas (“DMAs”), as defined by Nielsen. “Number of Stations in Market” represents the number of television stations (“Reportable Stations”) designated by Nielsen as “local” to the DMA, excluding public television stations and stations which do not meet minimum Nielsen reporting standards (i.e., a weekly cumulative audience of less then 2.5%) for reporting in the Sunday through Saturday, 7:00 a.m. to 1:00 a.m. time period. “Station Rank” reflects the station’s rank relative to other Reportable Stations based upon the DMA rating as reported by Nielsen from 9:00 a.m. to midnight, Sunday through Saturday during February 2005. A “t” indicates the station tied with another station for the stated ranking. “Station Audience Share” reflects an estimate of the share of DMA households viewing television received by a local commercial station in comparison to other local commercial stations in the market as measured from 9:00 a.m. to midnight, Sunday through Saturday.

				Number of			Station
Television	Metropolitan	DMA	Affiliation/	Stations in	Station		Audience	Affiliation
Station	Area Served	Rank	Channel	Market	Rank		Share	Expiration

WKCF-TV	Orlando, FL	20	WB/18	13	5		4	December 31, 2009
KOIN-TV	Portland, OR	24	CBS/6	8	2	t	10	September 18, 2006
WVUE-TV	New Orleans, LA	43	Fox/8	8	2		11	March 5, 2006
KRQE-TV	Albuquerque, NM	47	CBS/13	14	1	t	10	September 18, 2006
WSAZ-TV	Huntington, WV/Charleston, WV	62	NBC/3	7	1		21	January 1, 2009
WALA-TV	Mobile, AL/Pensacola, FL	63	Fox/10	9	1		14	August 24, 2006
WBPG-TV	Mobile, AL/Pensacola, FL	63	WB/55	9	5	t	2	August 31, 2006
KSNW-TV	Wichita, KS	66	NBC/3	6	3	t	12	January 1, 2009
WFTX-TV	Fort Myers, FL	68	Fox/36	7	3		8	N/A
WLUK-TV	Green Bay, WI	69	Fox/11	6	2	t	13	November 1, 2005
KHON-TV(1)	Honolulu, HI	71	Fox/2	9	1		17	August 2, 2006
KGMB-TV(1)	Honolulu, HI	71	CBS/9	9	2		12	September 18, 2006
KGUN-TV	Tucson, AZ	72	ABC/9	9	3		11	February 6, 2005(2)
KMTV-TV	Omaha, NE	76	CBS/3	5	3		13	September 18, 2006
KSNT-TV	Topeka, KS	137	NBC/27	4	2		14	January 1, 2009
WTHI-TV	Terre Haute, IN	149	CBS/10	3	1		19	December 31, 2005

(1)	We are currently operating KGMB-TV under a temporary waiver issued by the FCC. We may be required to sell one of these stations. See Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended February 28, 2005.

(2)	We are currently in negotiations to extend or renew this affiliation agreement and expect the extension or renewal to be on terms that are reasonably acceptable to us.
Business Strategy
      We are committed to maintaining our leadership position in broadcasting, enhancing the performance of our broadcast and publishing properties, and distinguishing ourselves through the quality of our operations. Our strategy is focused on the following operating principles:

•	Develop Innovative Local Programming. We believe that knowledge of local markets and innovative programming developed to target specific demographic groups are the most important determinants of individual radio and television station success. We conduct extensive market research to identify underserved segments of our markets and to assure that we are meeting the needs of our target audience. Utilizing the research results, we concentrate on providing a focused programming format carefully tailored to the demographics of our markets and our audiences’ preferences. Our local sales force has capitalized on our local presence to increase the percentage of our net revenues from local advertising. Historically, local advertising revenues have been a more stable revenue source for the broadcast industry and we believe local sales will continue to be less susceptible to economic swings than national sales.

•	Focus Our Sales And Marketing Efforts. We design our local and national sales efforts based on advertiser demand and our programming compared to the competitive formats within each market. We provide our sales force with extensive training and the technology for sophisticated inventory management techniques, which provide frequent price adjustments based on regional and market conditions. Our sales philosophy is to maintain the price integrity of our available inventory. We will accept a lower sell-out percentage in periods of weak advertiser demand instead of cutting price to fill all available inventory. Additional company resources have been allocated to locate, hire, train and retain top sales people. Under the Emmis Sales Assault Plan, a company-wide initiative geared toward attracting and developing sales leaders in the radio, television and magazine industries, we have added and trained scores of sales people in recent years, which was incremental to hirings in the normal course of business. As a result, we have significantly increased our share of local television revenues and maintained our share of local radio revenues, despite direct format attacks from competitors in our New York and Chicago markets.

•	Pursue Strategic Acquisitions. We have built our portfolio by selectively acquiring underdeveloped media properties in desirable markets at reasonable purchase prices where our experienced management team has been able to enhance value. We have been successful in acquiring these types of media properties and improving their ratings, revenues and cash flow with our marketing focus and innovative programming expertise. We intend to continue to selectively acquire radio and publishing media properties in desirable markets to create value by developing those properties to increase their cash flow. We find underdeveloped properties particularly attractive because they offer greater potential for revenue and cash flow growth through the application of our operational experience.

•	Encourage A Performance-Based, Entrepreneurial Management Approach. We believe that broadcasting is primarily a local business and that much of its success is the result of the efforts of regional and local management and staff. We have attracted and retained an experienced team of broadcast professionals who understand the viewing and listening preferences, demographics and competitive opportunities of their particular market. Our decentralized approach to station management gives local management oversight of station spending, long-range planning and resource allocation at their individual stations, and rewards all employees based on those stations’ performance. In addition, we encourage our managers and employees to own a stake in the company, with most of our full-time employees having an equity ownership position in Emmis. We believe that our performance-based, entrepreneurial management approach has created a distinctive corporate culture, making Emmis a highly desirable employer in the broadcasting industry and significantly enhancing our ability to attract and retain experienced and highly motivated employees and management. In 2005, Fortune magazine recognized Emmis as one of the “100 Best Companies to Work For.”

The Transactions
      The offering of the initial notes was part of a series of recapitalization transactions. On May 16, 2005, we commenced a “Dutch Auction” tender offer to purchase up to 20,250,000 shares of our Class A common stock, for a price not greater than $19.75 nor less than $17.25 per share (the “Tender Offer”). The Tender Offer expired at midnight on June 13, 2005. We purchased 20,250,000 shares of Class A common stock at $19.50 per share in the Tender Offer. On June 13, 2005, we received interim financing from the issuance of $300 million in aggregate principal amount of our floating rate senior notes (the “interim notes”) and borrowed $100 million under our revolving credit facility. In addition, we amended our credit facility (which consists of a revolving credit facility of up to $350 million and a term loan facility with approximately $673 million outstanding as of February 28, 2005) to modify certain covenants to permit the Transactions and to permit our principal operating subsidiary, Emmis Operating Company, subject to specified conditions, to make distributions to us so that we can make interest payments on the notes. See “The Transactions” for more information.
      The interim notes were issued to the initial purchasers of the initial notes. We issued the initial notes to the initial purchasers in exchange for the interim notes and $50 million in cash. We used, or will use, the $350 million of aggregate gross proceeds from the offering of the initial notes and the issuance of the interim notes, as well as borrowings under the revolving portion of our amended credit facility, to repurchase a portion of our outstanding shares of Class A common stock, for an aggregate purchase price not to exceed $400 million, whether pursuant to our Tender Offer or in open market transactions, and to pay fees and expenses relating to these and related transactions. In addition, as a result of our decision to increase the portion of the Tender Offer that was financed with the proceeds of the initial notes offering, we used a portion of the cash we received from the initial notes offering to repay $40 million of the borrowings under our revolving credit facility that were incurred on June 13, 2005.
      The offering of the initial notes, the issuance of the interim notes, the exchange of the interim notes for the initial notes and cash, the amendment of our existing credit facility and the use of net proceeds from the offering of the notes and the issuance of the interim notes and the borrowings under the revolving portion of our amended credit facility as outlined above are referred to collectively as the “Transactions.” The Transactions are further described under “The Transactions” and “Use of Proceeds.”

Summary of the Exchange Offer
      We are offering to exchange $350,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

• there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of Nova Scotia Trust Company of New York, as exchange agent, at its address indicated under “The Exchange Offer — Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes — Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer — Exchange

Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer — Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of Nova Scotia Trust Company of New York is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

• you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

• changes in applicable law or the interpretations of the staff of the Commission do not permit us to effect the exchange offer.

• any holder notifies us prior to the 20th day following consummation of this exchange offer that it is prohibited by law or Commission policy from participating in the exchange offer,

• in the case of any holder who participates in the exchange offer, such holder notifies us prior to the 20th day following the consummation of the exchange offer that it may not sell exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in this Exchange Offer Registration Statement is not appropriate or available for resale, or

• in the case of any holder who is a broker-dealer, such holder acquired the initial notes directly from us or one of our affiliates.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “Risk Factors — Your failure to participate in the exchange offer will have adverse consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “— Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto,

• the exchange notes acquired by you are being acquired in the ordinary course of business,

• you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

• if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes

Please refer to the sections of this prospectus entitled “The Exchange Offer — Procedure for Tendering Initial Notes —

Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors — Risks Relating to the Exchange Offer — Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuer	Emmis Communications Corporation.

Exchange Notes	$350,000,000 aggregate principal amount of Floating Rate Senior Notes due 2012. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	June 15, 2012.

Interest	The notes will initially bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 5 7/8%. The applicable margin to LIBOR will increase by 0.5% on each of June 15, 2006, December 15, 2006 and June 15, 2007. We will pay interest on the notes on March 15, June 15, September 15 and December 15 of each year. The first such payment will be made on September 15, 2005.

Ranking	The notes will be general unsecured obligations of Emmis Communications Corporation. The notes will rank equally with all of Emmis Communications Corporation’s other existing and future senior indebtedness and senior in right of payment to its existing and future subordinated indebtedness. The notes will be effectively subordinated to all of our secured indebtedness and all indebtedness and liabilities of our subsidiaries (including our amended credit facility and the outstanding 6 7/8% senior subordinated notes due 2012 of Emmis Operating Company). On February 28, 2005, after giving pro forma effect to the Transactions, our subsidiaries would have had $1,239.2 million of outstanding indebtedness that is structurally senior in right of payment to the exchange notes.

Optional Redemption	We may redeem any of the notes at any time on or after December 15, 2005, in whole or in part, at the redemption prices described under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the date of redemption. In addition, prior to December 15, 2005, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture governing the notes with the net proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes remains outstanding immediately after such redemption. See “Description of Notes — Repurchase at the Option of Holders — Optional Redemption.”

Change of Control	Upon a change of control, we will be required to make an offer to purchase each of the holder’s notes. The purchase price will be 101% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the notes will contain covenants that will limit the ability of Emmis and its restricted subsidiaries, among other things, to:

• incur additional indebtedness;

• pay dividends or make other distributions to stockholders;

• purchase or redeem capital stock or subordinated indebtedness;

• make certain investments;

• create restrictions on the ability of our subsidiaries to pay dividends or make payments to the issuer;

• engage in certain transactions with affiliates; and

• sell all or substantially all of the assets of the issuer and its subsidiaries, or consolidate or merge with or into other companies.

These covenants are subject to important qualifications and exceptions. See “Description of Notes — Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors — Risks Relating to the Exchange Offer — There may be no active or liquid market for the exchange notes.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of Nova Scotia Trust Company of New York, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes — Book Entry; Delivery and Form — Exchange of Book Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by The Depository Trust Company with respect to its participants.
Risk Factors
      You should consider carefully all of the information set forth in this prospectus and in the documents incorporated by reference into this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 16 prior to participating in this exchange offer.

Corporate Information
      Emmis is an Indiana corporation. Our headquarters and principal executive offices are located at One Emmis Plaza, 7th Floor, 40 Monument Circle, Indianapolis, Indiana 46204 and our telephone number is (317) 266-0100.
Summary Consolidated Financial Information
      The following table sets forth our actual summary consolidated financial information for each of the periods indicated, as well as our pro forma consolidated financial information at and for the fiscal year ended February 28, 2005. This information should be read in conjunction with our consolidated financial statements and the notes thereto and our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference into this prospectus. The operating data for the fiscal years ended February 28 (29), 2003, 2004 and 2005 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, whose report is incorporated by reference in this prospectus. Our pro forma consolidated financial information (unaudited) at and for the fiscal year ended February 28, 2005 gives effect to the Transactions as if they occurred on March 1, 2004 with respect to operating data and other financial data, and on February 28, 2005 with respect to balance sheet data. For purposes of the pro forma consolidated financial information, we have assumed that we will repurchase 20,250,000 shares of Class A common stock at $19.50 per share. We may also use the proceeds from the offering of initial notes and the issuance of the interim notes and borrowings under the revolving portion of our amended credit facility to repurchase shares of our Class A common stock in open market transactions in addition to repurchasing shares of our Class A common stock in the Tender Offer.

	Fiscal Year Ended February 28 (29),			Pro Forma
				Fiscal Year Ended
	2003	2004	2005	February 28, 2005

				(unaudited)
	(In thousands)
Operating Data:
Net revenues	$536,223	$565,154	$618,460	$618,460
Station operating expenses, excluding noncash compensation	333,678	355,732	384,522	384,522
Corporate expenses, excluding noncash compensation	21,359	24,105	30,792	30,792
Depreciation and amortization	42,334	45,701	46,201	46,201
Noncash compensation	21,754	22,722	16,570	16,570
Impairment loss(1)	—	12,400	—	—

Operating income	117,098	104,494	140,375	140,375
Interest expense	103,617	85,958	66,657	96,915
Loss on debt extinguishment(2)	13,506	—	97,248	97,248
Other income (loss), net	5,722	(193)	(1,746)	(1,746)

Income (loss) before income taxes, discontinued operations minority interest and cumulative effect of accounting change	5,697	18,343	(25,276)	(55,534)
Income (loss) from continuing operations	(1,761)	6,440	(43,703)	(61,555)
Net income (loss)(3)	(164,468)	2,256	(304,368)	(322,220)
Net income (loss) available to common shareholders	(173,452)	(6,728)	(313,352)	(331,204)

Pro Forma as of
February 28, 2005

(Unaudited)
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,054
Working capital	48,517
Net intangible assets(4)	1,348,610
Total assets	1,834,035
Total debt	1,596,799
Shareholders’ equity	53,717

	Fiscal Year Ended February 28 (29),

	2003	2004	2005

	(In thousands)
Other Financial Data:
EBITDA(5)	$(11,059)	$143,940	$(175,569)
Capital expenditures	30,549	30,191	25,233
Cash flows from (used in):
Operating activities	95,149	118,165	122,804
Investing activities	106,301	(146,359)	54,349
Financing activities	(191,733)	32,085	(181,069)

	Fiscal Year Ended February 28 (29),
									Pro Forma
	2001		2002	2003		2004		2005	2005

Ratio of earnings to fixed charges(6)	1.3	x	N/A	1.0	x	1.1	x	N/A	N/A

(1)	The impairment loss in the fiscal year ended February 29, 2004 resulted from our annual SFAS No. 142 review.

(2)	Loss on debt extinguishment in the fiscal years ended February 28, 2003 and 2005 relates to the write-off of deferred debt financing fees and redemption premiums paid for the early retirement of outstanding debt obligations.

(3)	The net loss in the fiscal year ended February 28, 2003 includes a charge of $167.4 million, net of tax, to reflect the cumulative effect of an accounting change in connection with our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” The net loss in the fiscal year ended February 28, 2005 includes a charge of $303.0 million, net of tax, to reflect the cumulative effect of an accounting change in connection with our adoption of Emerging Issues Task Force (EITF) Topic D-108, “Use of the Residual Method to Value Acquired Assets other than Goodwill.”

(4)	Excludes intangibles of our two Argentina radio stations sold and our three Phoenix radio stations exchanged.

(5)	EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

We believe issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because it represents the amount available to pay interest expense and taxes before depreciation and amortization, which are non-cash expenses.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results as reported under GAAP and using EBITDA only supplementally. See the statements of cash flows included in our consolidated financial statements incorporated by reference in this prospectus.

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

	Fiscal Year Ended February 28 (29),			Pro Forma Fiscal
				Year Ended
	2003	2004	2005	February 28, 2005

				(unaudited)
	(In thousands)
EBITDA:
Net income (loss)	$(164,468)	$2,256	$(304,368)	$(322,220)
Plus:
Tax expense (benefit)	7,458	10,025	15,941	3,535
Interest expense	103,617	85,958	66,657	96,915
Depreciation and amortization	42,334	45,701	46,201	46,201

EBITDA	$(11,059)	$143,940	$(175,569)	$(175,569)

(a)	EBITDA has not be adjusted to exclude or include the impact of a number of items which are or are not considered by management to be indicative of our operating performance. Those adjustments include the following:

(i)	the cumulative effect of accounting change, net of $167.4 million for the fiscal year ended February 28, 2003, representing our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” and $303.0 million for the fiscal year ended February 28, 2005, representing our adoption of EITF Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.”

(ii)	the loss on debt extinguishment of $13.5 million and $97.2 million for the fiscal years ended February 28, 2003 and 2005, respectively, reflecting the write-off of deferred debt costs and premiums paid in connection with debt refinancings as required under SFAS No. 145.

(iii)	additional income of $1.0 million and $2.1 million for the fiscal years ended February 28, 2003 and 2005, respectively, principally related to interest income, and additional expense of

$1.1 million for the fiscal year ended February 29, 2004, principally consisting of the write-off of a cost method investment.

(iv)	minority interest expense of $1.9 million and $2.5 million for the fiscal years ended February 29, 2004 and February 28, 2005, respectively, representing the after-tax income attributed to the 49.9% minority shareholder of our six radio stations in Austin. We purchased our controlling interest in these stations in July 2003.

(v)	gain on asset sales of $9.3 million for the fiscal year ended February 28, 2003, which includes a $10.2 million gain stemming from the sale of substantially all of the assets of KXPK-FM in Denver, Colorado, and $1.2 million for the fiscal year ended February 29, 2004, which includes the gain of $0.9 million from the sale of Mira Mobile, and a loss on asset sales of $2.6 million for the fiscal year ended February 28, 2005.

(vi)	impairment loss of $12.4 million for the fiscal year ended February 29, 2004, which resulted from our annual SFAS No. 142 review.

(vii)	loss in unconsolidated affiliates of $4.5 million, $0.4 million and $1.2 million for the fiscal years ended February 28, 2003, February 29, 2004 and February 28, 2005, respectively. For the fiscal year ended February 28, 2003, the amount is primarily attributable to our investment in a consortium of broadcasters, which was dissolved in that year.

(viii)	noncash compensation of $21.8 million, $22.7 million and $16.6 million for the fiscal years ended February 28, 2003, February 29, 2004 and February 28, 2005, respectively. Noncash compensation includes compensation expense associated with restricted common stock issued under employment agreements, common stock issued to employees, company matches of common stock in our 401(k) plans and common stock issued to employees pursuant to our stock compensation program. We implemented our stock compensation program in December 2001.

(ix)	income from discontinued operations of $4.7 million and $42.3 million for the fiscal years ended February 28, 2003 and February 28, 2005, respectively, and a loss from discontinued operations of $4.2 million for the fiscal year ended February 29, 2004, which reflects operations of our two radio stations in Argentina sold in May 2004 and three radio stations in Phoenix, AZ exchanged in January 2005.

(6)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus (1) fixed charges and (2) amortization of capitalized interest, less (1) capitalized interest and (2) preferred stock dividends. Fixed charges consist of (1) interest expense on indebtedness, including amortization of deferred debt issuance costs, (2) capitalized interest, (3) the portion of rental expenses under operating leases that we have deemed to be representative of an interest factor and (4) preferred stock dividends, all on a pre-tax basis. For the fiscal years ended February 28, 2002 and 2005, earnings, as defined above, was inadequate to cover fixed charges, as defined above. The amount of coverage deficiency in 2002 was $94.6 million; and the amount of coverage deficiency in 2005 on a historical and pro forma basis was $33.0 million and $63.2 million, respectively.

RISK FACTORS
      An investment in the exchange notes involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before participating in this exchange offer. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” on page 29.
Risks Relating To Our Company
Decreased spending by advertisers or a decrease in our market ratings or market share can adversely affect our advertising revenues.
      We believe that advertising is a discretionary business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, the recent downturn in the United States economy had an adverse effect on our advertising revenue and, therefore, our results of operations. A recession or another downturn in the United States economy or in the economy of any individual geographic market, particularly a major market such as Los Angeles, New York or Orlando, in which we own and operate sizeable stations, could have a significant effect on us.
      Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its advertising expenditures may affect our revenue.
      In addition, since political advertising at times accounts for a significant portion of our advertising revenues, normal election cycles may cause our revenues to fluctuate. Changes in government limitations on spending or fundraising for campaign advertisements may also have a negative effect on our earnings derived from political advertising.
We may lose audience share and advertising revenue to competing radio and television stations or other types of media competitors.
      We operate in highly competitive industries. Our radio and television stations compete for audiences and advertising revenue with other radio and television stations and station groups, as well as with other media. Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market, could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets.
      Other radio and television broadcasting companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio and television stations may not be able to maintain or increase their current audience ratings and advertising revenue in the face of such competition.
      In addition, from time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Any failure by us to respond, or to respond as quickly as our competitors, could have an adverse effect on our business and financial performance.
      Because of the competitive factors we face, we cannot assure you that we will be able to maintain or increase our current audience ratings and advertising revenue.

We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive.
      The radio and television broadcasting industries are subject to rapid technological change, evolving industry standards and the emergence of competition from new media technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various new media technologies and services are being developed or introduced, including:

•	satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber-based satellite radio services with numerous niche formats;

•	audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

•	MP3 players and other personal audio systems that create new ways for individuals to listen to music and other content of their own choosing;

•	in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

•	low-power FM radio, which could result in additional FM radio broadcast outlets; and

•	digital video recorders that allow viewers to digitally record and play back television programming, which may decrease viewership of commercials and, as a result, lower our advertising revenues.
      In addition, cable providers and direct broadcast satellite companies are developing new techniques that allow them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television industry into ever more specialized niche markets. Competitors who target programming to such sharply defined markets may gain an advantage over us for television advertising revenues. Lowering the cost of creating channels may also encourage new competitors to enter our markets and compete with us for advertising revenue.
      We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the radio and television broadcasting industries or on our financial condition and results of operations.
Our substantial indebtedness could adversely affect our financial health.
      We have a significant amount of indebtedness. As of February 28, 2005, on a pro forma basis after giving effect to the Transactions, our total indebtedness would have been approximately $1,597 million, and our shareholders’ equity would have been approximately $54 million.
      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes being offered hereby;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	result in higher interest expense in the event of increases in interest rates because some of our debt is at variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our amended credit facility and our other debt instruments, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default, which if not cured or waived, could have a material adverse effect on our businesses.
The terms of our indebtedness and the indebtedness of our direct and indirect subsidiaries may restrict our current and future operations, particularly our ability to respond to changes in market conditions or to take some actions.
      Our amended credit facility, the indentures for our existing notes and the indenture relating to the notes offered hereby, will impose significant operating and financial restrictions on us. These restrictions significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, issue preferred stock, incur liens, pay dividends, enter into asset sale transactions, merge or consolidate with another company, dispose of all or substantially all of our assets or make certain other payments or investments.
      These restrictions currently limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs. They also could restrict our corporate activities in other ways. These restrictions could adversely affect our ability to finance our future operations or capital needs.
To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness and fund capital expenditures will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our businesses might not generate sufficient cash flow from operations. We might not be able to complete future offerings, and future borrowings might not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.
Our operating results have been and may again be adversely affected by acts of war and terrorism.
      Acts of war and terrorism against the United States, and the country’s response to such acts, may negatively affect the U.S. advertising market, which could cause our advertising revenues to decline due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.
      For example, the war in Iraq caused the networks to pre-empt regularly scheduled programming in the last month of the first quarter of fiscal 2003 and caused several advertisers to cancel their advertising spots, resulting in a loss of revenue in the first quarter of fiscal 2003. After the September 11, 2001 terrorist attacks, we decided that the public interest would be best served by the presentation of continuous commercial-free coverage of the unfolding events on our stations. This temporary policy had a material adverse effect on our advertising revenues and operating results for the month of September 2001. Future events like those of September 11, 2001 or the war in Iraq may cause us to adopt similar policies, which could have a material adverse effect on our advertising revenues and operating results.
      Additionally, the attacks on the World Trade Center on September 11, 2001 resulted in the destruction of the transmitter facilities that were located there. Although we had no transmitter facilities located at the World Trade Center, broadcasters that had facilities located in the destroyed buildings experienced temporary disruptions in their ability to broadcast. Since we tend to locate transmission facilities for stations serving urban areas on tall buildings or other significant structures, such as the Empire State Building in New York, further terrorist attacks or other disasters could cause similar disruptions in our broadcasts in the areas affected. If these disruptions occur, we may not be able to locate adequate replacement facilities in a cost-effective or timely manner or at all. Failure to remedy disruptions caused by terrorist attacks or other disasters and any resulting degradation in signal coverage could have a material adverse effect on our business and results of operations.
Television programming costs may negatively impact our operating results.
      One of our most significant operating cost components is television programming. We may be exposed in the future to increased programming costs which may adversely affect our operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs. In addition, we have recently experienced increased competition to acquire programming, primarily due to the increased acquisition of syndicated programming by cable operators.
Our television stations depend on affiliations with major networks that may be canceled or revoked by the networks.
      All of our television stations are affiliated with a network. Under the affiliation agreements, the networks possess, under certain circumstances, the right to terminate the agreement without giving the station enough advance notice to implement a contingency plan. The affiliation agreements may not remain in place, and the networks may not continue to provide programming to affiliates on the same basis that currently exists. The non-renewal or termination of any of our stations’ network affiliation agreements could have a material adverse effect on our operations.
The success of our television stations depends on the success of the network each station carries.
      The ratings of each of the television networks, which is based in large part on their programming, vary from year to year, and this variation can significantly impact a station’s revenues. The future success of any network or its programming is unpredictable.
To continue to grow our business, we will require significant additional capital.
      The continued development, growth and operation of our businesses will require substantial capital. In particular, additional acquisitions will require large amounts of capital. We intend to fund our growth, including acquisitions, if any, with cash generated from operations, borrowings under our amended credit facility, and proceeds from future issuances of debt and equity both public and private. Our ability to raise additional debt or equity financing is subject to market conditions, our financial condition and other factors. If we cannot obtain financing on acceptable terms when needed, our results of operations and financial condition could be adversely impacted.
Our ability to grow through acquisitions may be limited by competition for suitable properties or other factors we cannot control.
      We intend to selectively pursue acquisitions of radio stations and publishing properties, when appropriate, in order to grow. To be successful with this strategy, we must be effective at quickly evaluating markets, obtaining financing to buy stations and publishing properties on satisfactory terms and obtaining the necessary regulatory approvals, including, as discussed below, approvals of the FCC and the Department of Justice. We also must accomplish these tasks at reasonable costs. The radio industry in particular has rapidly consolidated. In general, we compete with many other buyers for radio stations as well as publishing properties. These other buyers may be larger and have more resources. We cannot predict whether we will be successful in buying stations or publishing properties, or whether we will be successful with any station or publishing property we acquire. Our strategy is generally to buy underperforming properties and use our experience to improve their performance. Thus, the benefits resulting from the properties we buy may not manifest themselves immediately, and we may need to pay large initial costs for these improvements.

If we are not able to obtain regulatory approval for future acquisitions, our growth may be impaired.
      Although part of our growth strategy is the acquisition of additional radio stations, we may not be able to complete all the acquisitions that we agree to make. Station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. As discussed below, the FCC’s new rules with respect to media ownership are under court review. We cannot predict how the FCC’s approval process will change based on the outcome of the FCC’s media ownership proceeding or whether such changes would adversely impact us.
      Additionally, since the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more involved in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.
We may not be able to integrate acquired stations successfully, which could affect our financial performance.
      Our ability to operate our company effectively depends, in part, on our success in integrating acquired stations into our operations. These efforts may impose significant strains on our management and financial resources. The pursuit and integration of acquired stations will require substantial attention from our management, and will limit the amount of time they can devote to other important matters. Successful integration of acquired stations will depend primarily on our ability to manage our combined operations. If we fail to successfully integrate acquired stations or manage our growth or if we encounter unexpected difficulties during expansion, it could have a negative impact on the performance of acquired stations as well as on our company as a whole.
Our pursuit of strategic alternatives for our television assets may not be successful and the outcome of this process is uncertain.
      We have engaged investment bankers to assist us in evaluating possible strategic alternatives for our television assets. No decision has been made as to whether we will engage in a transaction or transactions resulting from our consideration of strategic alternatives for our television assets, and there can be no assurance that any transaction or transactions will occur or, if undertaken, the terms or timing thereof or the impact thereof on our operating results. Other uncertainties and risks relating to our review of possible strategic alternatives include:

•	review of possible strategic alternatives may disrupt our operations and divert management’s attention;

•	perceived uncertainties as to our future direction may result in the loss of, or failure to attract, customers, employees or business partners;

•	the process to review possible strategic alternatives may be more time consuming and expensive than we currently anticipate; and

•	we may not be able to identify strategic alternatives that are worth pursuing, and even if we do identify strategic alternatives that we believe are worth pursuing, we may not ultimately consummate any or all of the strategic transactions or, if consummated, such transactions may not enhance our financial position.
If realized, any of these risks could have a material adverse effect on our business, results of operations and financial condition.

Additional impairment changes could occur related to our goodwill and FCC licenses.
      In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” that requires companies to cease amortizing goodwill and certain other indefinite-lived intangible assets, including broadcast licenses. Under SFAS 142, goodwill and some indefinite-lived intangibles will not be amortized into results of operations, but instead will be tested for impairment at least annually, with impairment being measured as the excess of the carrying value of the goodwill or intangible over its fair value. In addition, goodwill and intangible assets will be tested more often for impairment as circumstances warrant. Intangible assets that have finite useful lives will continue to be amortized over their useful lives and will be measured for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” After initial adoption, any impairment losses under SFAS 142 or 144 will be recorded as operating expenses. In connection with the adoption of SFAS 142 effective March 1, 2002, we recorded an impairment loss of $167.4 million, net of tax, reflected as the cumulative effect of an accounting change in the accompanying consolidated statements of operations. The adoption of this accounting standard reduced our amortization of goodwill and intangibles by approximately $54.6 million in the year ended February 28, 2003. We also incurred a $12.4 million impairment loss in the fiscal year ended February 29, 2004 as a result of our annual SFAS 142 review. Although we did not recognize any impairment losses in the year ended February 28, 2005 related to SFAS 142, our future impairment reviews could result in additional write-downs.
      On September 30, 2004, the Emerging Issues Task Force (“EITF”) issued Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.” For all of our acquisitions completed prior to the adoption of SFAS No. 141 on June 30, 2001, we allocated a portion of the purchase price to acquired tangible assets in accordance with a third party appraisal, with the remainder of the purchase price being allocated to the FCC license. This allocation method is commonly called the residual method and results in all of the acquired intangible assets, including goodwill, being included in our FCC license value. Although we have directly valued the FCC license of stations acquired since our adoption of SFAS No. 141, we had retained the use of the residual method to perform its annual impairment tests in accordance with SFAS No. 142 for acquisitions effected prior to the adoption of SFAS No. 141. EITF Topic D-108 prohibits the use of the residual method and precludes companies from reclassifying to goodwill any goodwill that was originally included in the value of the FCC license, resulting in a write-off. Implementation of EITF Topic D-108 was required no later than our fiscal year ending February 28, 2006, but we elected to adopt it as of December 1, 2004 and recorded a noncash charge of $303.0 million, net of tax, in our fourth quarter as a cumulative effect of an accounting change. This loss has no impact on our cash flows or compliance with debt covenants.
One shareholder controls a majority of the voting power of our common stock, and his interest may conflict with yours.
      As of the date hereof, our Chairman of the Board of Directors, Chief Executive Officer and President, Jeffrey H. Smulyan, held shares representing approximately 64% of the outstanding combined voting power of all classes of our common stock. He therefore holds a majority of the outstanding combined voting power of all classes of our common stock. Accordingly, Mr. Smulyan is able to control the outcome of most matters submitted to a vote of our shareholders, including the election of a majority of the directors.
The FCC has recently begun more vigorous enforcement of its indecency rules against the broadcast industry, which could have a material adverse effect on our business.
      The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm. Broadcasters risk violating the prohibition on the broadcast of indecent material because of the FCC’s broad definition of such material, coupled with the spontaneity of live programming.
      Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole. In addition, legislation has been passed by the U.S. House of Representatives, and is awaiting action in the Senate, that would, among other things, (i) increase substantially the fines for indecent broadcasts, (ii) specify that all indecency violations are “serious” violations for license renewal purposes and (iii) mandate an evidentiary hearing on the license renewal application of any station that has had three indecency violations during its license term. The FCC has indicated that it is stepping up its enforcement activities as they apply to indecency, and has threatened to initiate license revocation proceedings against broadcast licensees for “serious indecency violations.” The FCC has found on a number of occasions recently that the content of broadcasts has contained indecent material. The FCC issued fines to the offending licensees. Moreover, the FCC has recently begun imposing separate fines for each allegedly indecent “utterance,” in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation. Although FCC enforcement actions for indecent broadcasts have largely focused on radio stations in the past, there has recently been increased enforcement activity directed at television stations, including an effort in certain cases to hold network affiliate stations accountable for indecent material in network programs.
      In August of 2004, Emmis entered into a Consent Decree with the FCC, pursuant to which (i) the Company adopted a compliance plan intended to avoid future indecency violations, (ii) the Company admitted, solely for purposes of the Decree, that certain prior broadcasts were “indecent,” (iii) the Company agreed to make a voluntary payment of $300,000 to the U.S. Treasury, (iv) the FCC rescinded its prior enforcement actions against the Company based on allegedly indecent broadcasts and agreed not to use against the Company any indecency violations based on complaints within the FCC’s possession as of the date of the Decree or “similar” complaints based on pre-Decree broadcasts, and (v) the FCC found that neither the alleged indecency violations nor the circumstances surrounding a civil suit filed by a WKQX announcer raised any substantial and material questions concerning the Company’s qualifications to hold FCC licenses. A petition requesting that the FCC reconsider its approval of the Decree has been filed and remains pending. If the petition were to be granted by the FCC, or if a court appeal were taken and the court were to invalidate the decree, then any indecent broadcasts that may have occurred on the Company’s stations could be considered by the FCC, which could have an adverse impact on the Company’s FCC licenses. In addition, petitions have been filed against the license renewal applications of stations WKQX and KPNT, and an informal objection has been filed against the license renewals of the Company’s Indiana radio stations, in each case based primarily on the matters covered by the Decree. Consequently, any invalidation of the Decree could result in the petitions and objections being considered in connection with those and possibly other license renewals.
      The Communications Act provides that the FCC must renew a broadcast license if (i) the station involved has served the “public interest, convenience and necessity” and (ii) there have been no “serious violations” of the Act or FCC rules, and no “other violations” of the Act or rules which “taken together, would constitute a pattern of abuse.” If the Commission were to determine that indecency or other violations by one or more of our stations fall within either or both of those definitions, the agency could (x) grant the license renewal applications of the stations with burdensome conditions, such as requirements for periodic reports, (y) grant the applications for less than the full eight-year term in order to allow an early reassessment of the stations, or (z) order an evidentiary hearing before an administrative law judge to determine whether renewal of the stations’ licenses should be denied. If a station’s license renewal were ultimately denied, the station would be required to cease operation permanently. As a result of these developments, we have implemented measures to reduce the risk of broadcasting indecent material in violation of the FCC’s rules. These and other future modifications to our programming to reduce the risk of indecency violations could have an adverse effect on our competitive position.
Our need to comply with comprehensive, complex and sometimes unpredictable federal regulations could have an adverse effect on our businesses.
      We are dependent on licenses from the FCC, which regulates the radio and television broadcasting industries in the United States. The radio and television broadcasting industries in the United States are subject to extensive and changing regulation by the FCC. Among other things, the FCC is responsible for the following:

•	assigning frequency bands for broadcasting;

•	determining the particular frequencies, locations and operating power of stations;

•	issuing, renewing, revoking and modifying station licenses;

•	determining whether to approve changes in ownership or control of station licenses;

•	regulating equipment used by stations; and

•	adopting and implementing regulations and policies that directly affect the ownership, operation, programming and employment practices of stations.
      The FCC has the power to impose penalties for violation of its rules or the applicable statutes. While in the vast majority of cases licenses are renewed by the FCC, we cannot be sure that any of our United States stations’ licenses will be renewed at their expiration date. Even if our licenses are renewed, we cannot be sure that the FCC will not impose conditions or qualifications that could cause problems in our businesses.
      The FCC regulations and policies also affect our growth strategy because the FCC has specific regulations and policies about the number of stations, including radio and television stations, and daily newspapers that an entity may own in any geographic area. As a result of these rules, we may not be able to acquire more properties in some markets or on the other hand, we may have to sell some of our properties in a particular market. For example, as a result of our acquisition of Lee Enterprises in October 2000, we own two “top 4” rated television stations in the Honolulu market, which is not permitted by FCC rules. As a result, we have been operating both stations under various temporary waivers to the FCC’s ownership rules. The FCC has adopted new local television ownership rules which continue to prohibit the ownership of two top-rated television stations in a single market, and in so doing the FCC ordered companies with temporary waivers (including us) to file divesting applications to achieve compliance. However, the new rules were appealed in federal court by a number of broadcasters, and the court issued an indefinite stay, which has prevented most of the new rules from becoming effective. In June of 2004, the court remanded the new rules back to the FCC for further consideration, but continued the stay in effect. When and if the stay is lifted, we will likely have to either file a divesting application or seek a permanent waiver of the new rules. If we are required to divest a station on short notice, we may not realize the full value of that station.
      As a result of the repurchase of shares of our Class A common stock in the Tender Offer, Jeffrey H. Smulyan’s voting interest in Emmis, as calculated for FCC control purposes (which calculation is based only on the outstanding shares owned by Mr. Smulyan and does not take into account the options exercisable by Mr. Smulyan within 60 days), rose above 50%, which should qualify Emmis for an exemption from the FCC’s “ownership attribution” rules, pursuant to which the media interests of minority shareholders in a company having a “single majority shareholder” will generally not be attributed to that company. The FCC, however, is considering elimination of this exemption, and if that occurs the media interests of minority shareholders who have voting interests in Emmis of 5% or more — 20% or more in the case of certain categories of institutional investors — will be attributed to Emmis. Attribution of minority shareholders’ media interests to us could materially and adversely affect our business as a result of the increased cost of regulatory compliance and monitoring activities, the increased obstacles to our growth strategy or the mandatory divestment of properties.
      FCC regulations also limit the ability of non-U.S. persons to own our capital stock and to participate in our affairs, which could limit our ability to raise equity. Our articles of incorporation contain provisions which place restrictions on the ownership, voting and transfer of our capital stock in accordance with the law.
      A 2002 court decision invalidated an FCC rule that prohibited common ownership of a broadcast station and a cable television system in the same market. The elimination of that restriction could increase the amount of competition that our television stations face.
      All television stations in the United States are now required to use their second television broadcast channel to transmit a digital signal. The digital channel that the FCC has assigned to each television station does not necessarily allow the station to achieve the same geographic signal coverage, and reach the same number of viewers, that it currently is able to achieve with its analog signal. Moreover, several of our stations currently are broadcasting at less than their maximum permissible digital signal. If those stations do not spend additional money and make certain technical changes to expand the coverage of their digital signal by the relevant deadlines in July 2005 or July 2006 (depending on market ranking), they may lose the ability to expand their coverage area in the future. We are unable to predict the extent or timing of consumer and/or advertiser demand for digital services, and therefore cannot predict the impact of any loss in the ability to expand the coverage of our stations’ digital signals, including any impact on our audience share or advertising revenues.
      The date set by Congress for the completion of the conversion to digital television is December 31, 2006, but that date may be extended by the FCC in certain circumstances. The FCC and Congress have made a number of proposals to extend the date to 2008 or 2009. We cannot predict whether or not such proposals ultimately will be adopted.
      In February of 2005, the Commission issued a decision with respect to the rights of digital television broadcasters to mandatory carriage on local cable systems. With respect to dual carriage, the Commission decided that cable operators would not be required to carry both a television station’s digital and analog signals during the transition. With respect to digital multicasting, the Commission determined that cable operators are not required to carry any more than one programming stream of a digital television station. We cannot predict the effect this ruling with have on cable carriage of our digital signals.
      Finally, a number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital television, digital audio broadcasting, satellite radio services, multiple ownership and attribution. We cannot predict the effect that these regulatory changes may ultimately have on our operations.
Any changes in current FCC ownership regulations may negatively impact our ability to compete or otherwise harm our business operations.
      In June of 2003, the FCC substantially modified its rules governing ownership of broadcast stations. The new rules (i) increase to 45% the national “cap” on the number of television stations that can be owned nationwide by an entity or affiliated group, (ii) generally permit common ownership of two television stations within a given market (and three stations in some of the largest markets), (iii) allow, for the first time in many years, common ownership of broadcast stations and daily newspapers in most markets, (iv) generally allow common ownership of radio and television stations within a given market, and (v) change the definition of “market” for purposes of the rules restricting the number of radio stations that may be commonly owned within a given market. The new rules were appealed in federal court, and in September of 2003, the court stayed the effectiveness of the new rules, pending a decision in the appeal. As a result of the stay, the former ownership rules were reinstated.
      In June of 2004, the court issued a decision generally holding that the FCC has failed to justify the “deregulatory” aspects of the new rules, and remanded the rules back to the FCC for further consideration, but maintained the stay in effect. Subsequently, the court lifted the stay with respect to changes in the local radio rules, including the method of defining local radio markets. As a result, the former ownership rules remain in effect except for certain of the radio provisions. A number of parties have asked the United States Supreme Court to review the court’s decision remanding the rules.
      Recent federal legislation set the national TV ownership “cap” at 39%, superseding the increase to 45% adopted by the FCC. This represents an increase from the 35% limit previously in place, and its immediate effect is to allow on a permanent basis the existing levels of station ownership by the Fox and CBS networks, which previously had been allowed only as a result of a temporary waiver of the 35% limit. This may give Fox and CBS a competitive advantage over us, since they have much greater financial and other resources than we have.

      We cannot predict the impact of these developments on our business. In particular, we cannot predict the outcome of FCC’s media ownership proceeding or its effect on our ability to acquire broadcast stations in the future or to continue to own and freely transfer stations that we have already acquired.
      In 2003, we acquired a controlling interest in five FM stations and one AM station in the Austin, Texas market. Under the method of defining radio markets contained in the new ownership rules, it appears that we would be permitted to own or control only four FM stations in the Austin market (ownership of one AM station would continue to be allowed). The new rules do not require divestiture of existing non-conforming station combinations, but do provide that such clusters may be transferred only to defined small business entities. Consequently, if we wish to sell our interest in the Austin stations, we will have to either sell to an entity that meets the FCC definition or exclude at least one FM station from the transaction.
Our business strategy and our ability to operate profitably depends on the continued services of our key employees, the loss of whom could materially adversely affect our business.
      Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management team and certain key employees. Their managerial, technical and other services would be difficult to replace and if we lose the services of one or more of our executive officers or key personnel. Our business could be seriously harmed if one of them decides to join a competitor or otherwise competes directly or indirectly against us.
      Our radio and television stations employ or independently contract with several on-air personalities and hosts of syndicated radio and television programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. These individuals may not remain with our radio and television stations and may not retain their audiences.
Our current and future operations are subject to certain risks that are unique to operating in a foreign country.
      We currently have several international operations, including those in Hungary, Slovakia and Belgium, and therefore, we are exposed to risks inherent in international business operations. We may pursue opportunities to buy additional broadcasting properties in other foreign countries. The risks of doing business in foreign countries include the following:

•	changing regulatory or taxation policies;

•	currency exchange risks;

•	changes in diplomatic relations or hostility from local populations;

•	seizure of our property by the government, or restrictions on our ability to transfer our property or earnings out of the foreign country;

•	potential instability of foreign governments, which might result in losses against which we are not insured; and

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems.
Risks Relating to the Exchange Notes
Emmis Communications Corporation is a holding company. Our only material source of cash is and will be distributions from our subsidiaries, and the exchange notes are effectively subordinated to the claims of our direct and indirect subsidiaries.
      We are primarily a holding company with no material business operations of our own. Our most significant asset is the capital stock of our subsidiaries. We conduct virtually all of our business operations through those subsidiaries. Accordingly, our only material source of cash, including cash to make payments on or redeem the exchange notes or our other indebtedness, is dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by those subsidiaries. We cannot assure you that our subsidiaries will generate sufficient earnings and cash flow to pay dividends or distributions to us or that applicable state law and contractual restrictions will permit dividends or distributions in the future.
      Our direct and indirect subsidiaries will not guarantee the exchange notes and will have no legal obligation to make payments on the exchange notes or make funds available for those payments, whether by dividends, loans or other payments. The amended credit facility and 6 7/8% senior subordinated notes are obligations of our subsidiary, Emmis Operating Company (for which we have guaranteed the repayment of principal and interest). This indebtedness limits or prohibits the payment of dividends or other distributions to Emmis Communications Corporation. Accordingly, we may not be able to pay interest on the exchange notes or principal when due at maturity or otherwise.
      In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving Emmis, the exchange notes will be effectively subordinated to the claims of the creditors of all of Emmis’ direct and indirect subsidiaries, including trade creditors and holders of indebtedness of those subsidiaries. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the exchange notes upon an acceleration of the maturity of the exchange notes. As of February 28, 2005, after giving pro forma effect to the Transactions, the exchange notes would have been effectively subordinated to approximately $1,239.2 million of indebtedness and other liabilities of our direct and indirect subsidiaries.
These notes and our indebtedness under the amended credit facility subject us to variable interest rates, which makes us vulnerable to increases in interest rates.
      These notes and our indebtedness under the amended credit facility expose us to interest rate increases because these notes and such indebtedness are at variable rates. The interest rates under these notes and our credit facility are expected to reset at varying periods. These periodic adjustments could expose our operating results and cash flows to quarterly fluctuations. Our annual debt service obligations will increase by approximately $12 million per year for each 1% increase in the average interest rate we pay, based on the balance of variable rate debt outstanding at February 28, 2005, on a pro forma basis after giving effect to the Transactions.
      Although we do not currently have interest rate hedging arrangements and swap agreements in place, we may in the future use such arrangements and agreements to limit our exposure to interest rate volatility based upon management’s judgment. Furthermore, our amended credit facility will require us to fix or hedge at least 30% of our outstanding indebtedness after February 27, 2007 if the ratio of debt to EBITDA (as defined in the amended credit facility) exceeds 6.0 to 1.0. If we enter into these arrangements, we will incur certain risks, including that our hedging or swap transactions might not achieve the desired effect in eliminating the impact of interest rate fluctuations, or that counterparties may fail to honor their obligations under these arrangements. As a result, these arrangements may not be effective in reducing our exposure to interest rate fluctuations and this could reduce our net income, require us to modify our leverage strategy, and harm our results of operations and financial condition.
We are permitted to redeem the exchange notes under certain circumstances.
      At our option, we are permitted to redeem the exchange notes at any time on or after December 15, 2005, at the prices set forth in the Description of Notes. Additionally, at our option, prior to December 15, 2005 we are permitted to redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the exchange notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the exchange notes. For more information regarding the terms of these optional redemptions, please see “Description of Notes — Optional Redemption.” You should assume that we will exercise these rights if it is in our interest to do so.

We may not be able to fulfill our repurchase obligations in the event of a change of control.
      If events occur that constitute a change of control for purposes of the exchange notes, the holders of the exchange notes may require us to purchase up to all of the exchange notes then outstanding. This repurchase would be at a price, in cash, equal to 101% of the aggregate principal amount plus accrued and unpaid interest. However, the terms of our amended credit facility and the indenture governing the 6 7/8% senior subordinated notes limit our ability to make any payments to repurchase the exchange notes. In any event, we may not be able to obtain sufficient funds to make all required repurchases. For more information regarding the change of control provisions in the notes, see “Description of Notes.”
There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.
      The exchange notes are a new issue of securities and there is no established trading market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers of the initial notes have advised us that they intend to make a market in the exchange notes, but are not obligated to do so. The initial purchasers of the initial notes may discontinue any market making in the exchange notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.
      We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes and, if issued, the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on the value of the notes, regardless of our prospects and financial performance.
Risks Related to the Exchange Offer
The issuance of the exchange notes may adversely affect the market for the initial notes.
      To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer — Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”
Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.
      Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., Commission no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., Commission no-action letter (June 5, 1991) and Shearman & Sterling, Commission no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.
Your failure to participate in the exchange offer will have adverse consequences.
      The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you may no longer be able to obligate us to register the initial notes under the Securities Act.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.
      Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading “Risk Factors” and the following:

•	material adverse changes in economic conditions in the markets of our company;

•	the ability of our stations and magazines to attract and retain advertisers;

•	loss of key personnel;

•	the ability of our stations to attract quality programming and our magazines to attract good editors, writers, and photographers, as well as these and other costs increasing at a rate faster than expected;

•	uncertainty as to the ability of our stations to increase or sustain audience share for their programs and our magazines to increase or sustain subscriber demand;

•	competition from other media and the impact of significant competition for advertising revenues from other media;

•	future regulatory actions and conditions in the operating areas of our company;

•	the necessity for additional capital expenditures;

•	increasingly hostile reaction of various individuals and groups, including the government, to certain content broadcast on radio and television stations in the United States;

•	financial community and rating agency perceptions of our business, operations and financial condition and the industry in which we operate;

•	the effects of terrorist attacks, political instability, war and other significant events;

•	whether pending transactions, if any, are completed on the terms and at the times set forth, if at all and whether proposed transactions or possible strategic alternatives relating to our television assets are completed in a manner satisfactory to us;

•	our substantial indebtedness and significant debt service obligations; and

•	other risks and uncertainties inherent in the radio and television broadcasting and magazine publishing businesses.
      The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

THE TRANSACTIONS
The Tender Offer
      On May 16, 2005, we commenced a tender offer to purchase up to 20,250,000 shares of our Class A common stock at a price not greater than $19.75 nor less than $17.25 per share (the “Tender Offer”). The Tender Offer expired at midnight on June 13, 2005. We purchased 20,250,000 shares at $19.50 per share.
      We also announced a share repurchase program to be made effective after the completion of the Tender Offer. The share repurchase program permits us to purchase an additional number of shares of Class A common stock equal to 5% of the total outstanding shares after the Tender Offer. Whether or to what extent we choose to make such purchases will depend upon market conditions, our capital needs and the terms of our indebtedness.
Amendment of Credit Facility
      We have amended our credit facility (which consists of a revolving credit facility of up to $350 million and a term loan facility with approximately $673 million outstanding as of February 28, 2005) to modify certain covenants to permit the Transactions and to permit Emmis Operating Company, subject to specified conditions, to make distributions to us so that we can make interest payments on the notes and to permit us, subject to specified conditions, to apply a portion of the proceeds of any sales of our televisions assets to the prepayment or redemption of the notes and our other indebtedness.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.
      The offering of the initial notes was part of a series of recapitalization transactions. On May 16, 2005, we commenced our Tender Offer to purchase up to 20,250,000 shares of our Class A common stock, for a price not greater than $19.75 nor less than $17.25 per share. The Tender Offer expired at midnight on June 13, 2005. We purchased 20,250,000 shares of Class A common stock at $19.50 per share in the Tender Offer. On June 13, 2005, we received interim financing from the issuance of $300 million principal amount of the interim notes and we borrowed $100 million under our revolving credit facility. In addition, we amended our credit facility (which consists of a revolving credit facility of up to $350 million and a term loan facility with approximately $673 million outstanding as of February 28, 2005) to modify certain covenants to permit the Transactions and to permit Emmis Operating Company, subject to specified conditions, to make distributions to us so that we can make interest payments on the notes offered hereby, and to permit us, subject to certain conditions, to apply a portion of the proceeds of any sales of our television assets to the prepayment or redemption of the notes and our other indebtedness.
      The interim notes were issued to the initial purchasers of the initial notes. We issued the initial notes to the initial purchases in exchange for the interim notes and $50 million in cash. We used, or will use, the proceeds from the offering of the initial notes and the issuance of the interim notes, as well as borrowings under the revolving portion of our amended credit facility, to repurchase a portion of our outstanding shares of Class A common stock, for an aggregate purchase price not to exceed $400 million, whether pursuant to our Tender Offer or in open market transactions, and to pay fees and expenses relating to these and related transactions. In addition, as a result of our decision to increase the portion of the Tender Offer that was financed with the proceeds of the initial notes offering, we used a portion of the cash we received from the initial notes offering to repay $40 million of the borrowings under our revolving credit facility that were incurred on June 13, 2005. See “The Transactions.”
      The following table summarizes the estimated sources and uses of funds for the Transactions, assuming the purchase by us of 20,250,000 shares of Class A common stock pursuant to our Tender Offer at $19.50 per share, and assuming the closing occurred on February 28, 2005.

Sources of Funds	Amount	Uses of Funds	Amount

	(in millions)		(in millions)
Revolving Credit Facility(1)	$59.9	Repurchase of shares of Class A
Notes(3)	350.0	common stock(2)	$394.9
		Fees and Expenses	15.0

Total Sources	$409.9	Total Uses	$409.9

(1)	For more information on our amended credit facility, see “Description of Other Indebtedness.”

(2)	We may use the proceeds from the offering of the initial notes and the issuance of the interim notes, as well as borrowings under our revolving credit facility to repurchase shares of our Class A common stock in open market transactions in addition to repurchasing shares of our Class A common stock in the Tender Offer.

(3)	Represents gross cash proceeds received by us from the offering of the initial notes and the issuance of the interim notes.

CAPITALIZATION
      The table below sets forth our actual cash and cash equivalents, long-term debt (including current maturities) and shareholders’ equity at February 28, 2005, and as adjusted to give effect to the Transactions, assuming the purchase by us of 20,250,000 shares of Class A common stock pursuant to the Tender Offer at $19.50 per share, and assuming the closing occurred on February 28, 2005. See “Use of Proceeds” “Description of Other Indebtedness.” We may also use the proceeds from the offering of the initial notes and the issuance of the interim notes and borrowings under the revolving portion of our amended credit facility to repurchase shares of our Class A common stock in open market transactions in addition to repurchasing shares of our Class A common stock in the Tender Offer. The table below is presented and should be read in conjunction with our consolidated financial statements and related notes, included elsewhere in this prospectus.

	At February 28, 2005

	Actual	As Adjusted

	(Unaudited)
	(In millions)
Cash and Cash Equivalents	$16.1	$16.1

Indebtedness of Emmis Operating Company and its subsidiaries:
Amended Credit Facility(1):
Revolving Credit Facility	131.0	190.9
Term Loan Credit Facility	673.3	673.3
6 7/8% Senior Subordinated Notes due 2012	375.0	375.0
Indebtedness of Emmis Communications Corporation:
12 1/2% Senior Discount Notes due 2011	1.2	1.2
Notes	—	350.0
Other Indebtedness(2)	6.4	6.4

Total Consolidated Indebtedness	1,186.9	1,596.8

Shareholders’ Equity:
6 1/4% Series A Preferred Stock	143.8	143.8
Other Shareholders’ Equity (Deficit)	308.8	(90.1)

Total Shareholders’ Equity	452.6	53.7

Total Capitalization	$1,639.5	$1,650.5

(1)	Our amended credit facility provides for a revolving credit facility of up to $350 million and a term loan facility with approximately $673 million outstanding as of February 28, 2005. See “Use of Proceeds” and “Description of Other Indebtedness.”

(2)	Includes foreign unsecured debt and capitalized leases.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following tables present our unaudited pro forma condensed consolidated financial information as of and for the fiscal year ended February 28, 2005. The unaudited pro forma balance sheet as of February 28, 2005 gives effect to the Transactions as if they had occurred on February 28, 2005. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended February 28, 2005 gives effect to the Transactions as if they had occurred as of March 1, 2004. For purposes of these pro forma calculations only, we have assumed that we will use $350 million of proceeds from the offering of the initial notes and the issuance of the interim notes and approximately $60 million of borrowings under the revolving portion of the amended credit facility to repurchase 20,250,000 shares of Class A common stock at $19.50 per share and to fund fees and expenses associated with the Transactions. We may use the proceeds from the offering of the initial notes and the issuance of the interim notes and borrowings under the revolving portion of our amended credit facility to repurchase shares of our Class A common stock in open market transactions in addition to repurchasing shares of our Class A common stock in the Tender Offer.
      Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the above transactions had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma financial information should be read in conjunction with “Use of Proceeds” and “Capitalization” in this prospectus and “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our historical consolidated financial statements and the related notes in our annual report on Form 10-K for the year ended February 28, 2005, incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Year Ended February 28, 2005

	Fiscal Year Ended February 28, 2005

		Pro Forma
	Historical	Adjustments	Pro Forma

	(In thousands)
Operating Data:
Net revenues	$618,460	$—	$618,460
Station operating expenses, excluding noncash compensation	384,522	—	384,522
Corporate expenses, excluding noncash compensation	30,792	—	30,792
Depreciation and amortization	46,201	—	46,201
Noncash compensation	16,570	—	16,570

Operating income	140,375	—	140,375
Interest expense	66,657	30,258	96,915
Loss on debt extinguishment	97,248	—	97,248
Other income (loss), net	(1,746)	—	(1,746)

Income (loss) before income taxes, discontinued operations, minority interest and cumulative effect of accounting change	(25,276)	(30,258)	(55,534)
Provision for income taxes	15,941	(12,406)	3,535
Minority interest expense, net	2,486	—	2,486

Income (loss) from continuing operations	(43,703)	(17,852)	(61,555)
Income from discontinued operations, net	42,335	—	42,335
Cumulative effect of accounting change, net	(303,000)	—	(303,000)

Net income (loss)	(304,368)	(17,852)	(322,220)
Preferred stock dividends	8,984	—	8,984

Net income (loss) available to common shareholders	$(313,352)	$(17,852)	$(331,204)

Ratio of earnings to fixed charges(1)	N/A (1)		N/A (1)

(1)	For the fiscal year ended February 28, 2005, earnings were inadequate to cover fixed charges. The deficiency on a historical and pro forma basis was $33.0 million and $63.2 million, respectively. However, earnings, as defined, included a charge related to loss on debt extinguishment of $97.3 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of February 28, 2005

	At February 28, 2005

		Pro Forma
	Historical	Adjustment		Pro Forma

	(in thousands)
Balance Sheet:
CURRENT ASSETS:
Cash and cash equivalents	$16,054	$—		$16,054
Accounts receivable, net	106,987	—		106,987
Prepaid expenses	16,562	—		16,562
Program rights	16,562	—		16,562
Other	8,293	—		8,293

Total current assets	164,458	—		164,458
PROPERTY AND EQUIPMENT, NET	193,318	—		193,318
INTANGIBLE ASSETS:
Indefinite-lived intangibles	1,216,723	—		1,216,723
Goodwill	107,020	—		107,020
Other intangibles, net	24,867	—		24,867

Total intangible assets	1,348,610	—		1,348,610
DEFERRED TAX ASSETS	73,219	—		73,219
OTHER ASSETS, NET	43,430	11,000	(1)	54,430

Total assets	$1,823,035	$11,000		$1,834,035

CURRENT LIABILITIES:
Accounts payable	$28,595	$—		$28,595
Current maturities of long-term debt	7,688	—		7,688
Current portion of TV program rights payable	30,910	—		30,910
Accrued salaries and commissions	16,434	—		16,434
Accrued interest	9,582	—		9,582
Deferred revenue	14,335	—		14,335
Other	8,397	—		8,397

Total current liabilities	115,941	—		115,941
LONG-TERM DEBT, NET OF CURRENT MATURITIES	1,173,808	409,875	(2)	1,583,683
OTHER LONG-TERM DEBT, NET OF CURRENT MATURITIES	5,428	—		5,428
TV PROGRAM RIGHTS PAYABLE, NET OF CURRENT PORTION	18,634	—		18,634
OTHER NONCURRENT LIABILITIES	8,611	—		8,611
MINORITY INTEREST	48,021	—		48,021

Total liabilities	1,370,443	409,875		1,780,318
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Series A preferred stock par value	29	—		29
Class A common stock par value	516	(203)		313
Class B common stock par value	48	—		48
Additional paid-in capital	1,041,128	(398,672	)(3)	642,456
Accumulated deficit	(589,354)	—		(589,354)
Accumulated other comprehensive income	225	—		225

Total shareholders’ equity	452,592	(398,875)		53,717

Total liabilities and shareholders’ equity	$1,823,035	$11,000		$1,834,035

(1)	Represents fees and expenses incurred in connection with the offering of the initial notes and the issuance of the interim notes.

(2)	Represents the notes and borrowings under the revolving portion of our amended credit facility.

(3)	Represents the aggregate purchase price paid to acquire 20,250,000 shares of Class A common stock at $19.50 per share in the Tender Offer and related fees, net of the par value of the shares repurchased.

DESCRIPTION OF OTHER INDEBTEDNESS
      The following summary description of our other indebtedness does not purport to be complete and is qualified in its entirety by reference to the provisions of the various related agreements, certain of which are on file with the Commission and to which reference is hereby made.
Credit Facility

General
      Prior to the expiration of the Tender Offer, we amended our existing credit facility to modify certain covenants to permit the Transactions and to permit Emmis Operating Company, subject to specified conditions, to make distributions to us so that we can make interest payments on the notes offered hereby, and to permit us, subject to specified conditions, to apply a portion of the proceeds of any sales of our television assets to the prepayment or redemption of the notes offered hereby and our other indebtedness. The amended credit facility provides availability of up to $1,025 million in loans. The amended credit facility provides for two lending facilities, as follows:

•	A $350 million senior secured revolving credit facility with a final maturity date of November 10, 2011; and

•	A $675 million senior secured term loan (of which $673 million was outstanding on February 28, 2005) with a final maturity date of November 10, 2011.
      Borrowings under the revolving portion of the amended credit facility will be used to effect the Transactions and provide for future acquisitions and general corporate purposes. The amended credit facility provides for letters of credit to be made available to us. The aggregate amount of outstanding letters of credit and amounts borrowed under the revolving credit facility shall not exceed the revolving credit facility commitment.

Interest
      All outstanding amounts under the amended credit facility bear interest, at our option, at a rate equal to the Eurodollar Rate or an alternative base rate (as such terms are defined in the amended credit facility) plus a margin. The margin over the Eurodollar Rate or the alternative base rate under the revolving portion of the amended credit facility will vary from time to time, depending on our ratio of debt to earnings before interest, taxes, depreciation and amortization (as defined in the amended credit facility) (EBITDA). The margins over the Eurodollar Rate or the alternative base rate are 1.75% and 0.75%, respectively, for the term loan facility. Interest shall be due on a calendar quarter basis under the alternative base rate and at least every three months under the Eurodollar Rate.
      The amended credit facility requires us to enter into and maintain interest rate protection agreements after February 27, 2007 to fix or hedge at least 30% of the outstanding debt if the ratio of debt to EBITDA exceeds 6.0 to 1 at the end of any fiscal quarter.

Amortization of Principal; Reduction of Availability; Mandatory Repayments
      Amortization of the outstanding principal amount under the term loan facility is payable in quarterly installments of 0.25% of the initial balance with the remaining balance payable on November 10, 2011.
      Commencing with the fiscal year ending February 28, 2007, in addition to the scheduled amortization/reduction under the amended credit facility, after the end of each fiscal year, the amount available for borrowing under the amended credit facility will be permanently reduced by 50% of our excess cash flow (as defined in the amended credit agreement) if the ratio of debt to EBITDA exceeds 6.5 to 1. If the ratio of adjusted debt to EBITDA exceeds specified levels, up to 100% of the net proceeds from the sale of any station or publishing assets in excess of $25,000,000 must be used to permanently reduce borrowings under the amended credit facility. However, in certain circumstances, we may apply the proceeds of these sales to finance an acquisition or investment and we may apply a portion of the proceeds of these sales relating to certain television assets to the prepayment or redemption of the notes being offered hereby and Emmis Operating Company’s 6 7/8% senior subordinated notes.
      The amended credit facility requires us to make mandatory repayments from proceeds from the issuance of any equity or equity-like instrument (other than issuances by Emmis of equity or equity-like instruments in connection with the redemption of preferred stock and other than issuances of common stock with respect to employee stock option, stock purchase or similar plans) in an amount equal to the lesser of (i) 50% of the proceeds or (ii) an amount necessary to reduce the ratio of debt to EBITDA to 6.0 to 1; however, we may apply the proceeds which would otherwise be required to be applied toward mandatory repayments to finance acquisitions in certain circumstances.

Covenants
      The amended credit facility contains various financial and operating covenants and other restrictions with which we must comply, including, among others, restrictions on additional indebtedness, incurrence of liens, engaging in businesses other than our primary business, paying cash dividends, redeeming or repurchasing our capital stock, acquisitions and asset sales. The amended credit facility provides that an event of default will occur if there is a change of control of Emmis, as defined. The payment of principal, premium and interest under the credit facility is fully and unconditionally guaranteed, jointly and severally, by us and most of our existing wholly-owned domestic subsidiaries. Substantially all of our assets, including the stock of our wholly-owned, domestic subsidiaries, are pledged to secure the amended credit facility.
Emmis Operating Company’s 6 7/8% Senior Subordinated Notes Due 2012
      On May 10, 2004, Emmis Operating Company issued its 6 7/8% Senior Subordinated Notes due 2012 in the principal amount of $375 million. The senior subordinated notes pay interest at the rate of 6 7/8%. On August 5, 2004, Emmis Operating Company exchanged the $375.0 million aggregate principal amount of its 6 7/8% senior subordinated notes for a new series of senior subordinated notes registered under the Securities Act. The terms of the exchange notes are substantially the same as the terms of the initial notes. The senior subordinated notes have no sinking fund requirement and are due in full on May 15, 2012. Interest is payable semi-annually on May 15 and November 15 of each year. Prior to May 15, 2008, we may redeem the senior subordinated notes, in whole or in part, at a price of 100% of the principal amount thereof plus the payment of a make-whole premium. After May 15, 2008, we can choose to redeem some or all of the senior subordinated notes at specified redemption prices ranging from 101.719% to 103.438% plus accrued and unpaid interest. On or after May 15, 2010, the senior subordinated notes may be redeemed at 100% plus accrued and unpaid interest. Upon a change of control (as defined), we are required to make an offer to purchase the senior subordinated notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest. The payment of principal, premium and interest on the senior subordinated notes is fully and unconditionally guaranteed, jointly and severally, by us and most of our existing wholly-owned domestic subsidiaries that guarantee our amended credit facility. The senior subordinated notes are subordinated to all secured debt of Emmis Operating Company, and will be structurally senior to the notes being offered hereby.
      The indenture governing the senior subordinated notes contains covenants limiting Emmis Operating Company’s ability, and the ability of its subsidiaries, among other things, to (1) make restricted payments, (2) incur additional indebtedness, (3) create restrictions on the payment of dividends, (4) sell assets or capital stock of subsidiaries, (5) engage in transactions with affiliates, (6) sell or issue capital stock of subsidiaries and (7) consolidate, merge or transfer assets.
Emmis Communications Corporation’s 12 1/2% Senior Discount Notes Due 2011
      On March 27, 2001, Emmis Communications Corporation issued $370 million aggregate principal amount at maturity of its 12 1/2% Senior Discount Notes due 2011. Emmis has substantially decreased the amount of outstanding senior discount notes through a tender offer which commenced on April 14, 2004. At February 28, 2005, there was $1.2 million of accreted value of senior discount notes outstanding.

Hungarian Radio Debt
      Our 59.5% owned Hungarian subsidiary, Slager Radio Rt., has certain obligations which are consolidated in our financial statements due to our majority ownership interest. However, Emmis is not a guarantor of or required to fund these obligations. As of February 28, 2005, Slager Radio had a radio broadcast license obligation to the Hungarian government of $5.7 million (in U.S. dollars), net of an unamortized discount of $1.2 million. In addition, Slager Radio is obligated to pay certain loans to its shareholders. At February 28, 2005, loans payable to the minority shareholders were (in U.S. dollars) approximately $0.7 million. The loans are due at maturity in September 2009 and bear interest at LIBOR plus 4% (6.6% at February 28, 2005). Interest payments on the loans are made quarterly.

THE EXCHANGE OFFER
Terms of the Exchange Offer
      We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.
      The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”
      We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.
Expiration Date; Extensions; Amendments; Termination
      This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.
      We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.
      We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.
Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal
      To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “— Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “— Guaranteed Delivery Procedure” below.
      The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.
      Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
      If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2) a commercial bank or trust company having an office or correspondent in the United States, or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.
If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.
To tender your initial notes in this exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.
      You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.
      To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure
      Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.
      A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “— Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure
      If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes
      Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.
      We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.
      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

      We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.
      If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “— Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.
      We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.
      If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.
      By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “— Exchange Agent” and before acceptance of your tendered notes for exchange by us.

      Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn,

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.
      We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.
      The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.
      You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “— Procedures for Tendering Initial Notes” above at any time on or before the expiration date.
Conditions to the Exchange Offer
      We will complete this exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

(3) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.
      These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

      If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial notes that have been tendered,

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “— Expiration Date; Extensions; Amendments; Termination.”
Accounting Treatment
      We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.
Exchange Agent
      We have appointed The Bank of Nova Scotia Trust Company of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail/hand/overnight delivery:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza, 23rd Floor
New York, NY 10006

Facsimile Transmission: (212) 225-5436
Confirm by Telephone: (212) 225-5427
Attention: Pat Keane
Fees and Expenses
      We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.
      We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.
      We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

      If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.
Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences
      The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
      In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) changes in applicable law or the interpretations of the staff of the Commission do not permit us to effect the exchange offer.

(2) any holder notifies us prior to the 20th day following consummation of this exchange offer that it is prohibited by law or Commission policy from participating in the exchange offer,

(3) in the case of any holder who participates in the exchange offer, such holder notifies us prior to the 20th day following the consummation of the exchange offer that it may not sell exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in this Exchange Offer Registration Statement is not appropriate or available for resale, or

(4) in the case of any holder who is a broker-dealer, such holder acquired the initial notes directly from us or one of our affiliates.
in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.
Delivery of Prospectus
      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Certain other capitalized terms are defined in the Indenture. All references in this section to “ECC” refer only to Emmis Communications Corporation, the issuer of the Notes and not to any of its subsidiaries.
      ECC issued the initial notes and will issue the exchange notes under an Indenture between itself and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). When we refer to the Notes in this “Description of Notes,” we mean the initial notes and the exchange notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The following description is a summary of the material provisions of the Indenture and the Notes. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of these Notes. Copies of the Indenture are available as set forth below under “Where You Can Find More Information.”
      The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Brief Description of the Notes

The Notes
      These Notes:

•	are general unsecured obligations of ECC;

•	are pari passu in right of payment with all existing and future unsecured senior Indebtedness of ECC; and

•	are senior in right of payment to any future subordinated Indebtedness of ECC.
      However, the notes are effectively subordinated to all borrowings under the senior credit facility, which is secured by substantially all of the assets of ECC and its Subsidiaries. See “Risk Factors — Risks Relating to the Notes — Emmis Communications Corporation is a holding company. Our only material source of cash is and will be distributions from our subsidiaries, and the notes are effectively subordinated to the claims of our direct and indirect subsidiaries.”
      The operations of ECC are conducted through its Subsidiaries and, therefore, ECC depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ECC’s Subsidiaries, including the 6 7/8% Notes. Any right of ECC to receive assets of any of its Subsidiaries upon any Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) are effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that ECC is itself recognized as a creditor of the Subsidiary, in which case the claims of ECC would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by ECC. As of February 28, 2005, on a pro forma basis for the transactions contemplated in this prospectus, ECC’s Subsidiaries would have had approximately $1,239.2 million of Indebtedness outstanding that is structurally senior in right of payment to the Notes. See “Risk Factors — Risks Relating to the Notes — Emmis Communications Corporation is a holding company. Our only material source of cash is and will be distributions from our subsidiaries, and the notes are effectively subordinated to the claims of our direct and indirect subsidiaries.”
      As of the date of the Indenture, all of our Subsidiaries, except for Emmis Enterprises Inc. and Subsidiaries of Emmis International Broadcasting Corporation, will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of

Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.
Principal, Maturity and Interest
      ECC has issued $350.0 million in aggregate principal amount of initial notes and is offering to exchange the initial notes for $350.0 million in aggregate principal amount of exchange notes. ECC may issue additional notes under the Indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. ECC has issued initial notes and will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on June 15, 2012.
      Interest on the Notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on September 15, 2005. Interest on each Note will accrue from the date it was most recently paid or, if no interest has been paid on such Note, from June 21, 2005 (the “Issue Date”). Interest on the Notes will accrue, with respect to the period from and including the Issue Date to but excluding the first interest payment date and each successive three-month period from and including each interest payment date to but excluding the next interest payment date (each, an “Interest Accrual Period”), at a rate equal to three-month LIBOR plus the Applicable Margin per annum. Interest on the Notes will be computed on the basis of a 360-day year for actual days elapsed in the Interest Accrual Period. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 2% higher than the then applicable interest rate on the Notes. ECC will make each interest payment to the holders of record on the immediately preceding March 1, June 1, September 1 and December 1 (each such date, a “Record Date”).
      ECC will appoint the Trustee or another financial institution (the “Calculation Agent”) to calculate the interest rate for the Notes. The Calculation Agent will determine “LIBOR” in accordance with the following provisions:

(i) LIBOR for any Interest Accrual Period will equal the rate, as determined by the Calculation Agent, for three-month U.S. dollar deposits which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the applicable LIBOR Determination Date as reported by Bloomberg Financial Markets Commodities News.

(ii) If, on any LIBOR Determination Date, such rate does not appear on Telerate Page 3750, the Calculation Agent will determine the arithmetic mean of the offered quotations of the Reference Banks to prime banks in the London interbank market for Eurodollar deposits for three months by reference to requests for quotations as of approximately 11:00 a.m., London time, on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on the LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR will equal such arithmetic mean. If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such quotations, LIBOR will be deemed to be the arithmetic mean of the offered quotations that leading banks in New York City selected by the Calculation Agent are quoting on the relevant LIBOR Determination Date for U.S. dollar deposits for three months to the principal London offices of leading banks in the London interbank market.

(iii) If the Calculation Agent is required, but is unable, to determine a rate in accordance with at least one of the procedures provided above, LIBOR with respect to such Interest Accrual Period will be LIBOR as calculated on the immediately preceding LIBOR Determination Date.
The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application. For the purpose of clause (ii)

above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one thirty-second of a percentage point.
Methods of Receiving Payments on the Notes
      If a Holder of Notes has given wire transfer instructions to ECC, ECC will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless ECC elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The Trustee will initially act as paying agent and registrar. ECC may change the paying agent or registrar without prior notice to the Holders of the Notes, and ECC or any of its Subsidiaries may act as paying agent or registrar.
Optional Redemption
      At any time prior to December 15, 2005, ECC may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 100% of the principal amount thereof, plus a premium equal to the interest on such Notes for one year (based on the interest rate in effect at the time ECC delivers notice of redemption), plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by ECC and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the Notes will not be redeemable at ECC’s option prior to December 15, 2005.
      On or after December 15, 2005, ECC may redeem all or a part of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15, of the years indicated below:

Year	Percentage

2005	100.000%
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%
Mandatory Redemption
      ECC is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require ECC to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to the Change of Control Offer. In the Change of Control Offer, ECC will offer a Change of Control Payment in cash equal to

101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. Within thirty days following any Change of Control, ECC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. ECC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.
      On the Change of Control Payment Date, ECC will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by ECC.
      The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
      ECC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require ECC to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that ECC repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      ECC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer or an Asset Sale Offer made by ECC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given in accordance with the provisions of the Indenture, unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of ECC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require ECC to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ECC and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      ECC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) ECC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined in good faith by ECC’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by ECC or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on ECC’s or such Restricted Subsidiary’s most recent balance sheet), of ECC or any Restricted Subsidiary (other than contingent liabilities and liabilities of ECC only (and not of any Restricted Subsidiary) that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases ECC or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by ECC or any such Restricted Subsidiary from such transferee that are converted by ECC or such Restricted Subsidiary into cash within 90 days after such Asset Sale (to the extent of the cash received in that conversion).
      Within 390 days after the receipt of any Net Proceeds from an Asset Sale, ECC and any Restricted Subsidiary may apply such Net Proceeds at its option:

(1) to repay any Indebtedness of any Restricted Subsidiary of ECC (including, without limitation, the 6 7/8% Notes) and/or repay the Notes;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business that is owned by ECC or a Subsidiary of ECC;

(3) to make a capital expenditure; or

(4) to acquire other assets that are used or useful in a Permitted Business that is owned by ECC or a Subsidiary of ECC.
Pending the final application of any such Net Proceeds, ECC may temporarily reduce revolving credit borrowings or other Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Notwithstanding the two immediately preceding paragraphs, ECC and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and (ii) such Asset Sale is for fair market value (as determined in good faith by the Board of Directors and certified to in an officer’s certificate); provided that any cash consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the preceding paragraph. In addition, ECC and its Restricted Subsidiaries shall not be required to comply with this covenant if ECC or any of its Restricted Subsidiaries is required to transfer any of its assets into a trust for FCC regulatory purposes, if such trust then sells or disposes of such assets or if either ECC or a Restricted Subsidiary of ECC is ordered by the FCC or a court to transfer any asset, so long as any Net Proceeds received by ECC and its Restricted Subsidiaries are applied in accordance with this covenant.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, ECC will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, ECC may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
      ECC will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, ECC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof. The Credit Agreement and the outstanding 6 7/8% Notes contain restrictions that limit our ability to effect an Asset Sale. Any future agreements relating to Indebtedness to which we or nay of our Subsidiaries or joint ventures become a party may contain similar restrictions and provisions. Notwithstanding the foregoing, the Indenture will provide that ECC will not be required to repurchase any Notes pursuant to this covenant unless such repurchase is permitted by the terms contained in the Indebtedness of ECC.
Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis.
      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Certain Covenants

Restricted Payments
      ECC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of ECC’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving ECC or any of its Restricted Subsidiaries) or to the direct or indirect holders of ECC’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ECC or to ECC or a Restricted Subsidiary of ECC);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving ECC) any Equity Interests of ECC or any direct or indirect parent of ECC or any Restricted Subsidiary of ECC (other than any such Equity Interests owned by ECC or any Restricted Subsidiary of ECC or any Permitted Investment described pursuant to clause (1) or (3) of the definition of “Permitted Investments”);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of ECC that is subordinated in right of payment to the Notes, except a payment of interest or principal at the Stated Maturity thereof (for avoidance of doubt, the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of a Restricted Subsidiary of ECC at a time that ECC is Guaranteeing such Indebtedness (and such Guarantee is subordinated in right of payment to the Notes) shall not constitute a refinancing, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness subordinated in right of payment to the Notes by ECC); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in the foregoing clauses (1) through (4) being collectively referred to as “Restricted Payments”) unless at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(B) ECC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by ECC and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent that the payment of any dividend by a Restricted Subsidiary of ECC to the holders of its common Equity Interests on a pro rata basis is paid to ECC or another Restricted Subsidiary), (6), (8), (9), (10), or (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) (i) the aggregate Consolidated EBITDA of ECC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after February 12, 1999 (if such Restricted Payment is made under clause (3) and (4) above) or the Issue Date (if such Restricted Payment is made under clause (1) and (2) above) to the end of ECC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the event aggregate Consolidated EBITDA for such period is a deficit, then minus such deficit) less (ii) 1.4 times the aggregate Cash Interest Expense of ECC for the same period; plus

(b) the aggregate net cash proceeds and the fair market value, determined in good faith by the Board of Directors, of any non-cash consideration, in each case, received by ECC (or in the case of Equity Interests of ECC issued for the benefit of ECC and/or Restricted Subsidiaries) since February 12, 1999 (if such Restricted Payment is made under clause (3) and (4) above) or the Issue Date (if such Restricted Payment is made under clause (1) and (2) above), as a contribution to its common equity capital or from the issue or sale of Equity Interests of ECC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of ECC or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of ECC); plus

(c) to the extent that any Restricted Investment is sold for cash or otherwise liquidated or repaid for cash subsequent to the Issue Date, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, in each case subsequent to the Issue Date, 100% of any such cash dividends or cash distributions made after the date of the Indenture; plus

(e) without duplication of any of the foregoing, the aggregate amount returned in cash on or with respect to Restricted Investments made subsequent to the Issue Date, whether through interest payments, principal payments, dividends or other distributions or payments.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of ECC or of any Equity Interests of ECC or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of ECC) of, Equity Interests of ECC (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of ECC in exchange for or out of the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of ECC to the holders of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ECC or any Subsidiary of ECC (or to the extent such payment is required to be made by ECC, a dividend to ECC to fund such payment) held by any current or former member of ECC’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any twelve-month period;

(6) the repurchase of Equity Interests of ECC deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ECC (other than those described in clause (5) above) in an amount not to exceed $50.0 million in the aggregate;

(8) the regularly scheduled dividends on the outstanding ECC Preferred Stock and regularly scheduled dividends on preferred stock of ECC issued in exchange for or to refinance such ECC Preferred Stock;

(9) payments and transactions taking place on and after the closing of the offering of the initial notes of no more than $400 million in the aggregate described in clauses (1) and (2) of the first paragraph of this covenant including, without limitation, payments made in connection with the Tender Offer;

(10) any other Restricted Payment (other than a Restricted Payment described in clauses (1) and (2) of the first paragraph of this covenant) which, together with all other Restricted Payments made pursuant to this clause (10) since the date of the Indenture, does not exceed $25.0 million; and

(11) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (11) since the date of the Indenture, does not exceed $20.0 million.
      In determining whether any payment is permitted by the foregoing covenant, ECC may allocate or reallocate, among clauses (1) through (11) of the preceding paragraph or among such clauses and the first paragraph of this covenant, all or any portion of such payment and all or any portion of any payment previously allocated; provided that, after giving effect to such allocation or reallocation, all such payments (or allocated portions of such payments) would be permitted under the various provisions of this covenant.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by ECC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.
      In making the computations required by this covenant:

(1) ECC may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of ECC for the remaining portion of such period; and

(2) ECC may rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination.
      If ECC makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of ECC be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to ECC’s financial statements for any period which adjustments affect any of the financial data used to make the calculations with respect to such Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock
      ECC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and ECC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that ECC and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and ECC may issue Disqualified Stock, if the Leverage Ratio of ECC for the Reference Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would not have been greater than 8.0 to 1 determined on a pro forma basis (after giving pro forma effect to such incurrence or issuance and to the application of the net proceeds therefrom) and in accordance with the definition of Leverage Ratio.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by ECC and any Restricted Subsidiary of Indebtedness under any Credit Facilities; provided that the aggregate principal amount of all Indebtedness of ECC and the Restricted Subsidiaries outstanding under any Credit Facilities after giving effect to such incurrence does not exceed an amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ECC and its Restricted Subsidiaries thereunder) not to exceed $1.025 billion less the aggregate amount of all Net Proceeds of Asset Sales required to be applied by ECC or any of its Restricted Subsidiaries since the date of the Indenture to repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by ECC and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by ECC of Indebtedness represented by the issuance of the initial notes and the exchange notes to be issued pursuant to the registration rights agreement;

(4) the incurrence by ECC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of ECC or such Restricted Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

(5) the incurrence by ECC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace,

Indebtedness of ECC or any of its Restricted Subsidiaries or Disqualified Stock of ECC (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (8) of this paragraph;

(6) the incurrence by ECC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among ECC and any of its Restricted Subsidiaries; provided, however, that: (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than ECC or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either ECC or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by ECC or such Restricted Subsidiary, as the case may be;

(7) the incurrence by ECC or any of its Restricted Subsidiaries of Hedging Obligations; provided that the agreements governing such Hedging Obligations do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(8) the guarantee (or co-issuance) by ECC or any of the Restricted Subsidiaries of Indebtedness of ECC or a Restricted Subsidiary of ECC that was permitted to be incurred by another provision of this covenant;

(9) Indebtedness of ECC or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price, earn-out or similar obligations, in each case incurred in connection with the acquisition or disposition of any assets, including shares of Capital Stock or divisions or lines of business, of ECC or any Restricted Subsidiary; and

(10) incurrence by ECC or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50.0 million.

      For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, ECC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in the Cash Interest Expense of ECC to the extent paid in cash. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that ECC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens
      ECC will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions
      ECC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that ECC or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) ECC or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Capital Lease Obligation, if any, relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds and fair value of property received from that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and ECC applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries
      ECC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to ECC or any of ECC’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to ECC or any of ECC’s Restricted Subsidiaries;

(2) make loans or advances to ECC or any of ECC’s Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to ECC or any of ECC’s Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or in such Credit Facility, in each case, as in effect on the date of the Indenture;

(2) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which such Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

(3) any Indebtedness (incurred in compliance with the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”) or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by ECC) or if such encumbrance or restriction is no more restrictive than those in the Credit Agreement or the Indenture;

(4) the Indenture and the Notes;

(5) applicable law;

(6) any instrument governing Indebtedness or Capital Stock of a Person acquired by ECC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(7) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

(8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company agreements, asset sale agreements, sale- leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of ECC’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(14) encumbrances or restrictions on any Indebtedness of Foreign Subsidiaries incurred in compliance with the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or any agreement pursuant to which such Indebtedness is issued or is secured; and

(15) encumbrances or restrictions on security agreements or mortgages that limit the right of the debtor to dispose of the assets securing that Indebtedness.

Merger, Consolidation or Sale of Assets
      ECC will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not ECC is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ECC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) ECC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than ECC) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, Person or entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than ECC) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of ECC under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) ECC or the Person formed by or surviving any such consolidation or merger (if other than ECC), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b) the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) would not be higher than the Leverage Ratio of ECC and its Restricted Subsidiaries immediately prior to the transaction.
      This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among ECC and any of its Wholly Owned Restricted Subsidiaries.
      Notwithstanding the foregoing, ECC may merge with an Affiliate incorporated for the purpose of reincorporating ECC in another jurisdiction and/or for the purpose of forming a holding company. In addition, for avoidance of doubt, it is understood that under no circumstances shall a sale, assignment, transfer, conveyance or other disposition, in one or a series of related transactions, of assets of ECC and its Restricted Subsidiaries that represent less than 50% of the Consolidated EBITDA of ECC for the Reference Period immediately preceding such transaction or transactions be subject to this covenant.

Transactions with Affiliates
      ECC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to ECC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by ECC or such Restricted Subsidiary with an unrelated Person; and

(2) ECC delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, indemnification, severance or other agreement or transactions relating to employee benefits or benefit plans with any employee, consultant or director of ECC or a Restricted Subsidiary that is entered into by ECC or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among ECC and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of ECC;

(4) Restricted Payments or Permitted Investments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments”;

(5) transactions and payments contemplated by any agreement in effect on the Issue Date or any amendment thereto in any replacement agreement therefor, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to ECC or such Restricted Subsidiary as the original agreement as in effect on the Issue Date;

(6) loans and advances to employees of ECC or any Restricted Subsidiary in the ordinary course of business;

(7) any tax sharing agreement or administrative services agreement between ECC or any Restricted Subsidiary and any of its Affiliates approved by a majority of the independent Directors;

(8) entering into an agreement that provides registration rights to any shareholder of ECC or amending any such agreement with any shareholder of ECC and the performance of such agreements;

(9) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because ECC or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of ECC or any of its Subsidiaries other than ECC or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(10) any merger, consolidation or reorganization of ECC with an Affiliate, solely for the purposes of (a) forming a holding company or (b) reincorporating ECC in a new jurisdiction;

(11) any transaction with an Affiliate where the only consideration paid by ECC is Qualified Equity Interests; and

(12) any agreement entered into in connection with the transfer or other disposition of any business of ECC and that is to be performed after the transfer or other disposition and the performance of such agreement so long as such agreement is approved by a majority of the disinterested directors of ECC.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by ECC and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. In addition, such designation will only be permitted if such Restricted Payment or Permitted Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
      Any designation of a Subsidiary of ECC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ECC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” ECC will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of ECC; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ECC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries
      ECC will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of ECC to any Person (other than ECC or a Wholly Owned Restricted Subsidiary of ECC) or to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to ECC or a Wholly Owned Restricted Subsidiary of ECC, unless:

(1) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
Notwithstanding the foregoing, this covenant shall not prohibit the issuance or sale of Equity Interests of any Restricted Subsidiary in connection with (a) the formation or capitalization of a Restricted Subsidiary or (b) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of ECC by reason of acquisition of securities or assets from another Person; provided that following the consummation of any transaction or transactions contemplated by clause (a) or (b), the ownership of the Equity Interests of the relevant Restricted Subsidiary or Restricted Subsidiaries shall be as if this covenant had been complied with at all times.

Reports
      Whether or not required by the Commission, so long as any Notes are outstanding, ECC will furnish to the Holders of Notes or file electronically with the Commission through its electronic data gathering, analysis and retrieval system or any successor system, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if ECC were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by ECC’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if ECC were required to file such reports.
      If, at any time ECC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ECC will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. If, notwithstanding the foregoing, the Commission will not accept ECC’s filings for any reason,

ECC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if ECC were required to file those reports with the Commission.
      In addition, ECC agrees that, for so long as any Notes remain outstanding, if at any time ECC is not required to file with the Commission the reports required by the preceding paragraphs, ECC will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2) default in payment when due (at maturity, upon redemption or otherwise) of the principal of or premium, if any, on the Notes;

(3) failure by ECC or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by ECC or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 30 days after notice to ECC by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ECC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by ECC or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”);

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by ECC or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency described in the Indenture with respect to ECC or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to ECC, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.
      ECC is required to deliver to the Trustee after the end of each fiscal year, within the time periods specified in the Commission’s rules and regulations for filing annual reports on Form 10-K, a statement regarding compliance with the Indenture. Within 30 days of becoming aware of any Default or Event of Default, ECC is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of ECC, as such, will have any liability for any obligations of ECC under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      ECC may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) ECC’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and ECC’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, ECC may, at its option and at any time, elect to have the obligations of ECC released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) ECC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, Hedging Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and ECC must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance other than in the case where the Notes have been called for redemption, ECC shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) ECC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, ECC shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which ECC or any of its Restricted Subsidiaries is a party or by which ECC or any of its Restricted Subsidiaries is bound;

(6) ECC must deliver to the Trustee an officers’ certificate stating that the deposit was not made by ECC with the intent of preferring the Holders of Notes over the other creditors of ECC with the intent of defeating, hindering, delaying or defrauding creditors of ECC or others; and

(7) ECC must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and ECC may require a Holder to pay any taxes and fees required by law or permitted by the

Indenture. ECC is not required to transfer or exchange any Note selected for redemption. Also, ECC is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder of a Note will be treated as the owner of it for all purposes.
Amendment, Supplement and Waiver
      Except as provided in the next and the second succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”) that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of Notes, ECC and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163 of the Internal Revenue Code of 1986, as amended (the “Code”) or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(3) to provide for the assumption of ECC’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of ECC’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes; or

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to ECC, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable or may be called for redemption within one year or have been called for redemption pursuant to the provisions described under “— Optional Redemption” and ECC has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, Hedging Obligations, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which ECC is a party or by which ECC is bound;

(3) ECC has paid or caused to be paid all sums payable by it under the Indenture; and

(4) ECC has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
      In addition, ECC must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the Trustee becomes a creditor of ECC, the Indenture limits its right to obtain payment of claims in certain cases, or to realize property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any, remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

      The Trustee is also the trustee under the 12 1/2% Notes and the 6 7/8% Notes. An affiliate of the Trustee is also a lender under the amended credit facility.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “12 1/2% Notes” means ECC’s 12 1/2% Senior Discount Notes due 2011 issued under an indenture, dated March 27, 2001, between ECC and The Bank of Nova Scotia Trust Company of New York, as trustee, as supplemented, amended or otherwise modified.
      “6 7/8% Notes” means Emmis Operating Company’s 6 7/8% Senior Subordinated Notes due 2012 issued under an indenture, dated May 10, 2004, between Emmis Operating Company, the guarantor named therein, and The Bank of Nova Scotia Trust Company of New York, as trustee, as supplemented, amended or otherwise modified.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness or Disqualified Stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Applicable Margin” means, an amount per annum, equal to 5 7/8%. The applicable margin to LIBOR will increase by 0.5% on each of June 15, 2006, December 15, 2006 and June 15, 2007.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, licenses of intellectual property or leases of assets, in each case in the ordinary course of business; providedthat the sale, conveyance or other disposition of all or substantially all of the assets of ECC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of ECC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries,
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $10.0 million; or (b) results in net proceeds to ECC and its Restricted Subsidiaries of less than $10.0 million;

(2) a transfer of assets between or among ECC and any of its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to ECC or to another Restricted Subsidiary;

(4) a transfer by ECC of assets in a transaction that qualifies as a charitable contribution or donation and which does not exceed $10.0 million in the aggregate;

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(6) a granting of Liens not prohibited by the Indenture;

(7) a sale or other disposition of cash or Cash Equivalents; and

(8) a sale or lease of obsolete equipment, inventory or other assets in the ordinary course of business.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only after the passage of time.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper, taxable auction rate short term securities, tax exempt auction rate short term securities or marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case, having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Cash Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the cash component of consolidated interest expense determined in accordance with GAAP of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding, without limitation, original issue discount, non-cash interest expense, amortization and write-off of debt issuance costs, the interest component of any deferred payment obligations and net payments, if any, pursuant to Hedging Obligations; plus

(2) the cash component of consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any cash interest payment on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon and limited to the amount of such Guarantee or the fair market value of the property secured by such Lien, as the case may be.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of ECC and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal and its Related Parties;

(2) the adoption of a plan relating to the liquidation or dissolution of ECC;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principal and its Related Parties and disregarding any holding company whose principal asset is capital stock of ECC, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ECC, measured by voting power rather than number of shares, provided no Change of Control shall have occurred under this clause (3) if a Principal and its Related Parties maintain the right to elect the majority of the Board of Directors; or

(4) the first day on which a majority of the members of the Board of Directors of ECC are not Continuing Directors;
provided that a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase, merger or similar agreement until the consummation of the transactions contemplated by such agreement ; provided further that the term “Change of Control” shall not include a merger or consolidation of ECC with, or the sale, transfer, conveyance or other disposition of all or substantially all of ECC’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing ECC in another jurisdiction and/or for the sole purpose of forming a holding company. For avoidance of doubt, it is understood that under no circumstances shall a sale, assignment, transfer, conveyance or other disposition, in one or a series of related transactions, of assets of ECC and its Restricted Subsidiaries that represent less than 50% of the Consolidated EBITDA of ECC for the Reference Period immediately preceding such transaction or transactions constitute a Change of Control.
      “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss on an after tax basis plus any loss realized in connection with an Asset Sale or any refinancing of Indebtedness on an after tax basis, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization or write-off of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, deferred financing costs, the interest component of all payments associated with Capital Lease Obligations, commissions, consent fees, premiums, prepayment penalties, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) all one-time cash compensation payments in connection with employment agreements as in effect on the date of the Indenture; plus

(6) all other non-cash charges of such Person and its Restricted Subsidiaries (excluding any such non-cash to the extent that it represents an accrual of or reserve for cash expenditures in any future period); plus

(7) minority interest expense of Restricted Subsidiaries (to the extent not otherwise included in Consolidated Net Income), non-recurring restructuring costs, expenses and charges and non-recurring acquisition costs and fees, including expenses and payments directly attributable to employee reduction or employee relocation (including cash severance payments), integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting one or more lines of business and expenses and payments directly attributable to the termination of real estate leases or real estate sales and other non-ordinary course, non-operating costs and expenses in connection therewith; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued or earned in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of ECC shall be added to Consolidated Net Income to compute Consolidated EBITDA of ECC only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to ECC by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders (other than encumbrances or restrictions on such declaration or payment that are permitted by the second paragraph of the covenant described under the caption “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”).
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income or loss of any Person (other than ECC) that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided, however, that such Net Income shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net

Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than encumbrances or restrictions on such declaration or payment that are permitted by the second paragraph of the covenant described under the caption, “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”);

(3) the Net Income or loss of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of ECC who:

(1) was a member of the Board of Directors of ECC on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of either Board at the time of such nomination or election; or

(3) is a designee of the Principal or a Related Party thereof or was nominated by the Principal or a Related Party thereof.
      “Credit Agreement” means that certain credit agreement, dated as of May 10, 2004, by and among ECC, Emmis Operating Company, each of the financial institutions from time to time a party thereto, Bank of America, N.A., as administrative agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas, as co-documentation agents, and Goldman Sachs Credit Partners L.P., as syndication agent, as further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement, if applicable) providing for revolving credit loans, term loans, letters of credit, receivables financing, commercial paper or any other form of debt securities and, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced, extended, refinanced or otherwise restructured in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding subsidiaries as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements by any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require ECC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that ECC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Restricted Subsidiary” means any Restricted Subsidiary organized under or incorporated in any State of the United States or the District of Columbia and has its principal place of business in the United States.
      “ECC Preferred Stock” means ECC’s 6 1/4% Series A Cumulative Convertible Preferred Stock.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) whether or not currently exercisable.
      “Equity Offering” means an offer and sale in an amount equal to or greater than $25.0 million of Capital Stock (other than Disqualified Stock) of ECC or any direct or indirect parent of ECC to the extent that the proceeds are contributed to ECC in the form of Capital Stock or as consideration for the issuance and sale of Capital Stock, in each case, other than Disqualified Stock of ECC.
      “Existing Indebtedness” means Indebtedness of ECC and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of May 10, 2004.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, forward purchase agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in any case either generally or under specific contingencies.
      “Indebtedness” means, without duplication, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations; provided that the aggregate amount of Indebtedness outstanding pursuant to any Hedging Obligation shall be zero until such Person has the obligation to make any payment in respect of such Hedging Obligations and such payment is not made within 10 days after its due date, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (limited to the lesser of the fair market value of the property securing such Lien and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
Notwithstanding the foregoing, Indebtedness shall not include:

(1) trade accounts payable and other similar accrued liabilities arising in the ordinary course of business;

(2) obligations of such Person other than principal;

(3) any liability for federal, state, local or other taxes owed or owing to any governmental entity;

(4) obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business; or

(5) in connection with the purchase by such Person or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If ECC or any Restricted Subsidiary of ECC sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ECC such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of ECC, ECC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Leverage Ratio” means, with respect to any specified Person on any date of determination (the “Calculation Date”), the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries as of the Calculation Date determined on a consolidated basis in accordance with GAAP to (2) the Consolidated EBITDA of such Person and its Restricted Subsidiaries attributable to continuing operations and businesses for the Reference Period.
      For purposes of calculating the Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

(3) restructuring and other non-operating charges contained in Consolidated EBITDA attributable to discontinued operations as of the Calculation Date (as determined in accordance with GAAP), and Consolidated EBITDA attributable to operations or businesses (and ownership interests therein) disposed of, will be excluded;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
      “LIBOR Determination Date” means, with respect to any Interest Accrual Period, the second London Banking Day prior to the first day of such Interest Accrual Period.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof.
      “Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.
      “London Banking Day” means any day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.
      “Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation with debt securities are rated at least “AAA-” from S&P or “Aaa3” from Moody’s.
      “Moody’s” means Moody’s Investors Service, Inc. and its successors.
      “Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (including without limitation dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
      “Net Proceeds” means the aggregate cash proceeds received by ECC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

(2) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility), secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by ECC or any Restricted Subsidiary after such Asset Sale; and

(6) without duplication, any reserves that ECC’s Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;
provided that in the case of any reversal of any reserve referred to in clauses (5) and (6) above in excess of $1.0 million, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Offering” means the offering of $350.0 million in aggregate principal amount of Notes pursuant to the offering memorandum for the initial notes.
      “Permitted Business” means any business in which ECC or its Restricted Subsidiaries are engaged on the date of the Indenture and any other business related, incidental, complementary or ancillary thereto, and any unrelated business to the extent that it is not material in size as compared with ECC and its Restricted Subsidiaries’ business as a whole.
      “Permitted Investments” means:

(1) any Investment in ECC or in a Restricted Subsidiary of ECC;

(2) any Investment in Cash Equivalents;

(3) any Investment by ECC or any Restricted Subsidiary of ECC in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of ECC; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ECC or a Restricted Subsidiary of ECC;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ECC;

(6) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) since the date of the Indenture, not to exceed $55.0 million in the aggregate;

(7) Investments in Permitted Joint Ventures, provided that, at the time of and immediately after giving pro forma effect to such Investment (and any related transaction or series of transactions), the Leverage Ratio would be less than or equal to the Leverage Ratio immediately prior to such Investment;

(8) any purchase, redemption, defeasance or other acquisition of Indebtedness of ECC or any Restricted Subsidiary using the proceeds of Permitted Refinancing Indebtedness incurred under paragraph (5) of the definition of Permitted Debt;

(9) agreements relating to the Indebtedness incurred under paragraph (7) of the definition of Permitted Debt;

(10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in good faith settlement of delinquent obligations of such trade creditors or customers;

(11) guarantees of Indebtedness otherwise permitted to be incurred by the Indenture;

(12) Investments in the form of Productive Assets received in connection with an Asset Sale;

(13) commission, travel, payroll, entertainment, relocation and similar advances made to officers and employees of ECC or any Restricted Subsidiary made in the ordinary course of business; and

(14) any Investment in the form of loans or advances to employees of ECC not to exceed $3.0 million in aggregate principal amount at any one time outstanding.
      “Permitted Joint Ventures” means a corporation, partnership or other entity (other than a Subsidiary) engaged in one or more Permitted Businesses in respect of which ECC or a Restricted Subsidiary (a) beneficially owns at least 20% of the Equity Interests of such entity and (b) either is a party to an agreement empowering one or more parties to such agreement (which may or may not be ECC or a Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.
      “Permitted Liens” means:

(1) Liens on the assets of ECC securing Indebtedness and other Obligations under Credit Facilities to the extent such Indebtedness was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of ECC or a Restricted Subsidiary of ECC;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with ECC or any Restricted Subsidiary of ECC; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with ECC or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by ECC or any Restricted Subsidiary of ECC, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired, constructed or improved with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings that are diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens incurred in the ordinary course of business of ECC or any Restricted Subsidiary of ECC with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(10) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(12) judgment Liens not giving rise to an Event of Default;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of ECC or a Restricted Subsidiary, including rights of offset and set-off;

(16) Liens securing Hedging Obligations that are otherwise permitted under the Indenture;

(17) any lease or sublease to a third party;

(18) Liens on materials, inventory or consumables and the proceeds therefrom securing trade payables relating to such materials, inventory or consumables;

(19) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20) Liens securing any Indebtedness of any of ECC’s Restricted Subsidiaries that was permitted to be incurred by the terms of the Indenture; and

(21) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (20) provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets.

      “Permitted Refinancing Indebtedness” means any Indebtedness of ECC or any of its Restricted Subsidiaries or Disqualified Stock issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of ECC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses, consent fees and prepayment premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (excluding any of such Indebtedness issued by a Restricted Subsidiary that is guaranteed by ECC) is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by ECC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principal” means Jeffrey H. Smulyan.
      “Productive Assets” means assets (including Equity Interests) that are used or usable by ECC and/or a Restricted Subsidiary in Permitted Businesses; provided that for any Equity Interests to qualify as Productive Assets, they must, after giving pro forma effect to the transaction in which they were acquired, be Equity Interests of a Restricted Subsidiary.
      “Qualified Equity Interests” means Equity Interests of ECC other than Disqualified Stock; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of ECC or financed, directly or indirectly, using funds (1) borrowed from ECC or any Subsidiary of ECC until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by ECC or any Subsidiary of ECC (including, without limitation, in respect of any employee stock ownership or benefit plan).
      “Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.
      “Reference Period” means, with regard to any Person, the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination or calculation is to be made pursuant to the terms of the Indenture.
      “Related Party” with respect to the Principal means:

(1) any controlling stockholder, controlling member, general partner, Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal;

(2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1); or

(3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Corporation.
      “Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Tender Offer” means the offer by ECC to purchase up to 20,250,000 shares of its Class A common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 16, 2005 and in the related Letter of Transmittal, as the same may be amended, modified or supplemented.
      “Unrestricted Subsidiary” means Emmis Enterprises Inc. and Subsidiaries of Emmis International Broadcasting Corporation and any other Subsidiary of ECC that would but for this definition of “Unrestricted Subsidiary” be a Restricted Subsidiary as to which all of the following conditions apply:

(1) neither ECC nor any of its other Restricted Subsidiaries provides credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) other than Permitted Investments and Restricted Payments permitted by the Indenture;

(2) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness;

(3) neither ECC nor any of its Restricted Subsidiaries has made an Investment in such Subsidiary unless such Investment was permitted by the provisions described under “— Certain Covenants — Restricted Payments;” and

(4) the Board of Directors of ECC, as provided below, shall have designated such Subsidiary (including any newly formed or acquired Subsidiary) to be an Unrestricted Subsidiary; provided that after giving effect to such designation, such Unrestricted Subsidiary does not own, directly or indirectly, any Capital Stock of any other Restricted Subsidiary (other than a Subsidiary of such Unrestricted Subsidiary). Any such designation by the Board of Directors of ECC shall be evidenced to the Trustee by filing with the trustee a board resolution giving effect to such designation and an officers’ certificate certifying that such designation complies with the foregoing conditions.
      The Board of Directors of ECC may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(1) all Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Restricted Subsidiary; and

(2) the redesignation would not cause a Default or an Event of Default.
      Any Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture.
      “Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary:

(1) as to which neither ECC nor any Restricted Subsidiary is directly or indirectly liable (by virtue of ECC or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to such Indebtedness) except to the extent of any Permitted Investment and Restricted Payment permitted by the Indenture; and

(2) which, upon the occurrence of a default with respect thereto (other than as a result of a failure to perform under any Guarantee or other Investment of ECC or any Restricted Subsidiary of ECC in such Unrestricted Subsidiary), does not result in, or permit any holder of any Indebtedness of ECC or any Restricted Subsidiary to declare, a default on such Indebtedness of ECC or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity other than under the terms of any Indebtedness existing on the date of the Indenture.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.
Book-Entry, Delivery and Form
      Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.
Depository Trust Company Procedures
      For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.
      The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.
      The Depository Trust Company has also advised us that, in accordance with its procedures,

(1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

(2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.
The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.
      Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.
      The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.
      Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.
      Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Emmis, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.
      The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.
      Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.
      Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.
      Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Emmis, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
      A global note will be exchangeable for definitive notes in registered certificated form if:

(1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 120 days,

(2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 120 days,

(3) we elect to cause the issuance of the certificated notes upon a notice of the trustee, or

(4) a default or an event of default under the indenture for the notes has occurred and is continuing.
      In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes
      Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.
Same Day Settlement
      We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.
Payment
      The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

(1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

(2) transfer to an account maintained by the payee.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
      The following discussion summarizes specified United States federal income and estate tax consequences of the exchange of initial notes for exchange notes in accordance with the exchange offer as well as the ownership and disposition of the exchange notes by U.S. and non-U.S. holders, each as defined below. The discussion of the United States federal income and estate tax considerations below is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, rulings, judicial decisions and administrative interpretations thereunder as of the date hereof, all of which may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below. The following discussion does not purport to be a full description of all United States federal income and estate tax considerations that may be relevant to a decision to acquire exchange notes or to the holding or disposition of the exchange notes and does not address any other taxes that might be applicable to a holder of the notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. Further, this discussion does not address all aspects of federal income and estate taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, persons holding the notes as part of a hedging transaction, a constructive sale, conversion transaction, “straddle,” synthetic security or other integrated transaction, and U.S. holders whose functional currency is not the United States dollar. The discussion below assumes that the notes are held as capital assets within the meaning of the Code.
      No rulings from the United States Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not disagree with or challenge any position taken herein regarding the tax consequences of the ownership or disposition of the exchange notes or that any such position, if challenged, would be sustained.
      Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of the purchase, ownership and disposition of the exchange notes, including the applicability of any state, local, non-United States or other tax laws and possible changes in the tax laws or interpretations thereunder.
      As used in this prospectus, a U.S. holder means a beneficial owner of a note who is, for United States federal income tax purposes:

•	A citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any of its political subdivisions;

•	An estate the income of which is subject to United States federal income taxation regardless of its source; or

•	A trust if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
      If an entity that is treated as a partnership for federal income tax purposes holds notes, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for federal income tax purposes and that entity is holding the notes, you should consult your tax advisor.
      As used in this prospectus, a non-U.S. holder is a holder who is not a U.S. holder.

Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders

Exchange Offer
      The exchange of the initial notes for the exchange notes pursuant to the registration rights agreement will not be treated as a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note. A holder’s holding period for an exchange note should include the holding period for the original note exchanged pursuant to the registration rights agreement and the holder’s initial basis in an exchange note should be the same as the adjusted basis of such holder in the initial note at the time of the exchange. The United States federal income tax consequences of holding and disposing of an exchange note generally should be the same as the United States federal income tax consequences of holding and disposing of an initial note.
Tax Considerations for U.S. Holders

Payments of Interest
      A U.S. holder generally will be required to include in gross income as ordinary interest income the interest on a note (including any amount withheld as withholding tax) at the time that the interest accrues or is received, in accordance with the U.S. holder’s regular method of accounting for United States federal income tax purposes. The notes have not been issued at a discount from their face amount, and we do not expect that the notes will be treated as having been issued with original issue discount.

Additional Amounts
      In certain circumstances (see “Description of Notes — Registration Rights; Liquidated Damages,” “— Repurchase at the Option of Holders — Change of Control;” and “— Optional Redemption”), we may be obligated to pay a holder additional amounts in excess of stated interest or principal on the exchange notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount, timing or character of interest income to be currently recognized by a holder if there is only a remote chance as of the date the exchange notes were issued that any of the circumstances that would give rise to the payment of such additional amounts (considered individually or in the aggregate) will occur. Because Emmis believes the likelihood that it will be obligated to make any such payments is remote, we do not intend to treat the potential payment of any such amounts as part of the yield to maturity of any exchange notes. In the event such a contingency occurs, it would affect the amount and timing of the income that a holder must recognize. Our determination that these contingencies are remote is binding on a holder unless such holder discloses a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a holder might be required to accrue income on the exchange notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Market Discount
      If a U.S. holder purchases a note at initial issuance for an amount that is less than its issue price and a de minimis exception does not apply, the difference will be treated as market discount. Unless the U.S. holder makes an election to include market discount in income as it accrues, gain realized on the sale, exchange or retirement of the note and unrealized appreciation on some nontaxable dispositions of the note will be treated as ordinary income to the extent of the market discount that has not been previously included in income and that is treated as having accrued on the note prior to the payment or disposition. A U.S. holder also might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note, unless the U.S. holder has made an election to include the market discount in income as it accrues. Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight line basis over the term of the note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale, Exchange or Retirement of the Notes
      Upon the sale, exchange, retirement or other taxable disposition of a note (other than the exchange of a note pursuant to the Registration Rights Agreement, as discussed in “— Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders — Exchange Offer”), a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received (other than any amount received attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note generally will be the cost of such note to the U.S. holder. Such gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition of the note, the holder held the note for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to certain payments of principal of, and interest on, a note, and the proceeds of disposition of a note before maturity, to U.S. holders other than certain exempt recipients such as corporations. In general, backup withholding at the then applicable rate (currently at a rate of 28%) will be applicable to a U.S. holder that is not an exempt recipient, such as a corporation, if such U.S. holder:

•	fails to provide a correct taxpayer identification number (which, for an individual, would generally be his or her Social Security Number),

•	fails to report interest income in full,

•	fails to certify that the holder is exempt from withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.
      Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided the required information is furnished timely to the IRS. U.S. holders of notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
Tax Considerations For Non-U.S. Holders
      The rules governing United States federal income taxation of non-U.S. holders are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Payments of Interest
      Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or our paying agent to a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, if:

•	the non-U.S. holder does not own directly or indirectly, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our voting stock;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership under applicable rules of the Code;

•	the non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

      The certification requirement referred to above will be fulfilled if either (A) the non-U.S. holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder’s name and address and a certification as to its non-U.S. status, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to us or our paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the non-U.S. holder or from another financial institution acting on behalf of such holder and furnishes us or our paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods might be available to satisfy the certification requirements described above, depending on the circumstances applicable to the non-U.S. holder.
      The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to United States withholding tax at a rate of 30% unless (A) the non-U.S. holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with the conduct of a United States trade or business by such non-U.S. holder and such holder provides a properly completed IRS Form W-8ECI (or successor form).
      If a non-U.S. holder is engaged in a trade or business in the United States and if interest on the note or gain realized on the disposition of the note is effectively connected with the conduct of such trade or business, the non-U.S. holder will be subject to regular United States federal income tax on the interest or gain on a net basis generally in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% on its earnings and profits for the taxable year, subject to certain adjustments, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder satisfies the certification requirements described above.
      As more fully described above under “Description of Notes — Optional Redemption,” “— Repurchase at the Option of Holders — Change of Control,” and “— Registration Rights; Liquidated Damages,” upon the occurrence of certain enumerated events we may be required to make additional payments to holders of the notes. Such payments may be treated as interest, subject to the rules described above, or as other income subject to United States federal withholding tax. Non-U.S. holders should consult their tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the portfolio interest exemption, and the ability of non-U.S. holders to claim the benefits of income tax treaty exemptions from United States withholding tax on interest, in respect of any such additional payments.

Sale, Exchange or Disposition of the Notes
      Subject to the discussion below concerning backup withholding, a non-U.S. holder of a note generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other taxable disposition of such note unless:

•	such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met;

•	such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply; or

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the U.S.

Federal Estate Tax
      A note held (or treated as held) by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to United States federal estate tax, provided the interest on the note is exempt from withholding of United States federal income tax under the “portfolio interest exemption” described above (without regard to the certification requirement)

and income on such note was not United States trade or business income. If you are an individual, you should consult with your tax advisor regarding the possible application of the United States federal estate tax to your particular circumstances, including the effect of any applicable treaty.

Information Reporting and Backup Withholding
      Unless certain exceptions apply, we must report annually to the IRS and to each non-U.S. holder any interest paid to the non-U.S. holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.
      Under current United States federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on a note if the certifications described above under “Tax Considerations For Non-U.S. Holders — Payments of Interest” are received, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.
      Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for United States federal income tax purposes:

•	a U.S. person,

•	a controlled foreign corporation,

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

•	a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.
      Backup withholding is not an additional tax: any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS. Non-U.S. holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
      The foregoing discussion is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the notes, including the applicability and effect of any state, local, or non-United States tax laws and any tax treaty and any recent or prospective changes in applicable tax laws.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS
      Certain legal matters in connection with this exchange offer will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters with respect to Indiana law will be passed upon for us by Bose McKinney & Evans LLP.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Emmis and subsidiaries as of February 29, 2004 and February 28, 2005 and for each of the three years in the period ended February 28, 2005 as set forth in their report incorporated by reference, have been included in reliance upon such report given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Commission. We have also filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.
      Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to us at: Investor Relations, Emmis Communications Corporation, One Emmis Plaza, 7th Floor, 40 Monument Circle, Indianapolis, Indiana 46284, Telephone: (317) 266-0100.

Emmis Communications Corporation
Exchange Offer for $350,000,000
Floating Rate Senior Notes due 2012

PROSPECTUS
                        , 2005

       No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Emmis Communications Corporation since the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Emmis Communications Corporation is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Emmis’ Second Amended and Restated Articles of Incorporation expressly require such indemnification.
      The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
      Emmis Communications Corporation’s Second Amended and Restated Articles of Incorporation generally provide that any director or officer of Emmis or any person who is serving at the request of Emmis Communications Corporation as a director, officer, employee or agent of another entity shall be indemnified and held harmless by Emmis Communications Corporation to the fullest extent authorized by the IBCL. The Second Amended and Restated Articles of Incorporation also provide such persons with certain rights to be paid by Emmis Communications Corporation the expenses incurred in defending proceedings in advance of their final disposition and authorize Emmis Communications Corporation to maintain insurance to protect itself and any director, officer, employee or agent of Emmis or any person who is or was serving at the request of Emmis Communications Corporation as a director, officer, partner, trustee, employee or agent of another entity against expense, liability or loss, whether or not Emmis would have the power to indemnify such person against such expense, liability or loss under the Second Amended and Restated Articles of Incorporation.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number	Description

4.1	Indenture dated June 21, 2005 (the “Floating Rate Senior Notes Indenture”) between Emmis Communications Corporation and The Bank of Nova Scotia Trust Company of New York, as trustee.
4.2	Exchange and Registration Rights Agreement, dated as of June 21, 2005 among Emmis Communications Corporation and the Initial Purchasers.
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain matters in connection with this exchange offer.
5.2	Opinion of Bose McKinney & Evans LLP as to certain matters in connection with this exchange offer.
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
12.1	Statement of Computation of Ratios of Earnings of Fixed Charges.

Exhibit
Number	Description

23.1	Consent of Ernst & Young LLP.
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).
23.3	Consent of Bose McKinney & Evans LLP (included in Exhibit 5.2 to this Registration Statement).
24.1	Powers of Attorney (included on signature page of this Part II).
25.1	Form T-1 Statement of Eligibility of The Bank of Nova Scotia Trust Company of New York to act as trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.

Item 22.	Undertakings
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 27, 2005.

EMMIS COMMUNICATIONS CORPORATION

/s/ Jeffrey H. Smulyan

Name: Jeffrey H. Smulyan

Title:	Chairman of the Board,

President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Walter Z. Berger or J. Scott Enright or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey H. Smulyan Jeffrey H. Smulyan	President, Chairman of the Board and Director (Principal Executive Officer)	June 27, 2005

/s/ Walter Z. Berger Walter Z. Berger	Executive Vice President, Treasurer, Chief Financial Officer and Director (Principal Accounting Officer)	June 27, 2005

/s/ Susan B. Bayh Susan B. Bayh	Director	June 29, 2005

/s/ Gary L. Kaseff Gary L. Kaseff	Executive Vice President, General Counsel and Director	June 29, 2005

/s/ Richard A. Leventhal Richard A. Leventhal	Director	June 27, 2005

Signature	Title	Date

/s/ Peter A. Lund Peter A. Lund	Director	June 28, 2005

/s/ Greg A. Nathanson Greg A. Nathanson	Director	June 28, 2005

/s/ Frank V. Sica Frank V. Sica	Director	June 28, 2005

/s/ Lawrence B. Sorrel Lawrence B. Sorrel	Director	June 28, 2005

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Indenture dated June 21, 2005 (the “Floating Rate Senior Notes Indenture”) between Emmis Communications Corporation and The Bank of Nova Scotia Trust Company of New York, as trustee.
4.2	Exchange and Registration Rights Agreement, dated as of June 21, 2005 among Emmis Communications Corporation and the Initial Purchasers.
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain matters in connection with this exchange offer.
5.2	Opinion of Bose McKinney & Evans LLP as to certain matters in connection with this exchange offer.
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
12.1	Statement of Computation of Ratios of Earnings of Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).
23.3	Consent of Bose McKinney & Evans LLP (included in Exhibit 5.2 to this Registration Statement).
24.1	Powers of Attorney (included on signature page of this Part II).
25.1	Form T-1 Statement of Eligibility of The Bank of Nova Scotia Trust Company of New York to act as trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.